                                                                   EXHIBIT 10.21

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

--------------------------------------------------------------------------------

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                WEIRTON STEEL CORPORATION, FW HOLDINGS, INC. AND
                WEIRTON VENTURE HOLDINGS CORPORATION, AS SELLERS,

                                       AND

                           ISG WEIRTON INC., AS BUYER

                                       AND

                         INTERNATIONAL STEEL GROUP INC.

                          DATED AS OF FEBRUARY 25, 2004

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                                                      PAGE
ARTICLE 1.        PURCHASE AND SALE OF THE ACQUIRED ASSETS......................................................        2

         Section 1.1       Transfer of Acquired Assets..........................................................        2
         Section 1.2       Excluded Assets......................................................................        4
         Section 1.3       Assumption of Liabilities............................................................        5
         Section 1.4       Retention of Liabilities.............................................................        6
         Section 1.5       Non-Assignment of Contracts..........................................................        8
         Section 1.6       Identification of Additional and Excluded Contracts..................................        8
         Section 1.7       Transition Services Agreement........................................................        9
         Section 1.8       Exclusion of Nonoperating Assets.....................................................        9

ARTICLE 2.        CONSIDERATION.................................................................................        9

         Section 2.1       Purchase Price.......................................................................        9
         Section 2.2       Accounts Payable and Payroll Liabilities.............................................        9
         Section 2.3       Directors and Officers Insurance.....................................................       10
         Section 2.4       Purchase Price Adjustment............................................................       11

ARTICLE 3.        CLOSING AND DELIVERIES........................................................................       12

         Section 3.1       Closing..............................................................................       12
         Section 3.2       Sellers' Deliveries..................................................................       13
         Section 3.3       Buyer's Deliveries...................................................................       13
         Section 3.4       Buyer's Right to Conduct an Audit of Inventory.......................................       14

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES................................................................       14

         Section 4.1       Representations and Warranties of Sellers............................................       14
         Section 4.2       Representations and Warranties of ISG and Buyer......................................       20
         Section 4.3       Warranties Are Exclusive.............................................................       22

ARTICLE 5.        COVENANTS AND OTHER AGREEMENTS................................................................       22

         Section 5.1       Pre-Closing Covenants of Sellers.....................................................       22
         Section 5.2       Pre-Closing Covenants of ISG and Buyer...............................................       26
         Section 5.3       Other Covenants of Sellers, ISG and Buyer............................................       27
         Section 5.4       Employment Covenants and Other Undertakings..........................................       28
         Section 5.5       Covenants Relating to Offerings, Financings and Securities Law Compliance............       31
         Section 5.6       Administration of Payroll Liabilities................................................       32

ARTICLE 6.        TAXES.........................................................................................       32

         Section 6.1       Taxes Related to Purchase of Acquired Assets.........................................       32
         Section 6.2       Cooperation on Tax Matters...........................................................       33
         Section 6.3       Allocation of Purchase Price.........................................................       33

ARTICLE 7.        CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES................................................       34

         Section 7.1       Conditions Precedent to Performance by Sellers.......................................       34
         Section 7.2       Conditions Precedent to the Performance by ISG and Buyer.............................       35

ARTICLE 8.        TERMINATION...................................................................................       37

         Section 8.1       Conditions of Termination............................................................       37

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                                      PAGE
         Section 8.2       Effect of Termination; Remedies......................................................       38
         Section 8.3       Exclusive Remedy.....................................................................       39

ARTICLE 9.        SURVIVAL AND INDEMNIFICATION..................................................................       39

         Section 9.1       Survival; Indemnification............................................................       39
         Section 9.2       Specific Performance.................................................................       40
         Section 9.3       Exclusive Remedy.....................................................................       40

ARTICLE 10.       BIDDING PROCEDURES............................................................................       40

         Section 10.1      Bidding Procedures...................................................................       40
         Section 10.2      Sale Hearing and Entry of Bankruptcy Sale Order......................................       41

ARTICLE 11.       MISCELLANEOUS.................................................................................       41

         Section 11.1      Allowed Administrative Expenses......................................................       41
         Section 11.2      Alternative Transaction..............................................................       41
         Section 11.3      Further Assurances...................................................................       41
         Section 11.4      Successors and Assigns...............................................................       42
         Section 11.5      Governing Law; Jurisdiction..........................................................       42
         Section 11.6      Expenses.............................................................................       42
         Section 11.7      Broker's and Finder's Fees...........................................................       42
         Section 11.8      Severability.........................................................................       42
         Section 11.9      Notices..............................................................................       43
         Section 11.10     Amendments; Waivers..................................................................       44
         Section 11.11     Public Announcements.................................................................       44
         Section 11.12     Entire Agreement.....................................................................       44
         Section 11.13     No Third Party Beneficiaries.........................................................       44
         Section 11.14     Headings.............................................................................       44
         Section 11.15     Counterparts.........................................................................       44
         Section 11.16     Joint Drafting.......................................................................       44
         Section 11.17     Construction.........................................................................       44

ARTICLE 12.       DEFINITIONS...................................................................................       45

         Section 12.1      Certain Terms Defined................................................................       45

                                     EXHIBIT

Exhibit A.....................................................................          Bankruptcy Sale Order
Exhibit B.....................................................................          Bidding Procedures Order

                           SCHEDULES

Schedule 1.1(a)        -    Real Property
Schedule 1.1(b)        -    Owned Machinery and Equipment
Schedule 1.1(c)        -    Acquired Contracts
Schedule 1.1(e)        -    Inventory and Inventory Locations
Schedule 1.1(f)        -    Supplies and Supply Locations
Schedule 1.1(g)        -    Acquired Intellectual Property

Schedule 1.1(i)        -    Information Technology Owned, Leased or Licensed
Schedule 1.1(j)        -    Permits
Schedule 1.2(a)        -    Excluded Assets
Schedule 1.2(f)        -    Excluded Contracts
Schedule 1.2(k)        -    Miscellaneous Excluded Assets
Schedule 1.3           -    Assumed Liabilities
Schedule 1.3(d)        -    Real and Personal Property Taxes
Schedule 1.3(e)        -    Payroll Liabilities
Schedule 1.3(g)        -    Mechanics Liens
Schedule 1.6(b)        -    Cure Costs
Schedule 1.7           -    Transition Services Assets
Schedule 1.8           -    Nonoperating Assets
Schedule 4.1(d)(i)     -    WSC Reports not Filed
Schedule 4.1(f)        -    Subsidiaries
Schedule 4.1(g)        -    Sellers Consents and Approvals
Schedule 4.1(h)        -    Compliance with Laws
Schedule 4.1(i)        -    Litigation
Schedule 4.1(k)(i)     -    Overdue Intellectual Property Fees
Schedule 4.1(k)(ii)    -    Violations of Intellectual Property
Schedule 4.1(k)(iii)   -    Claims and Investigations of Intellectual Property
Schedule 4.1(m)        -    Permit Violations
Schedule 4.1(n)        -    Contract Actions; Invalid Contracts
Schedule 4.1(o)        -    Environmental Matters
Schedule 4.1(p)        -    Insurance
Schedule 4.1(q)        -    Real Property Matters
Schedule 4.1(r)        -    Accounts Receivable
Schedule 4.1(s)        -    Inventories
Schedule 4.1(t)        -    Absence of Certain Changes
Schedule 4.1(w)        -    Status under DIP Agreement and Certain Senior Debt
Schedule 4.2(e)        -    Buyer's Consents and Approvals
Schedule 4.2(h)        -    Litigation
Schedule 5.1(a)        -    Exceptions to Sellers Conduct of Business

                              AMENDED AND RESTATED
                            ASSET PURCHASE AGREEMENT

         THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "AGREEMENT"), dated as of February 25, 2004 (the "AMENDMENT DATE"), is made by and among Weirton Steel Corporation, a Delaware corporation ("WSC"), FW Holdings, Inc., a Delaware corporation ("FWH"), Weirton Venture Holdings Corporation, a Delaware corporation ("WVHC"; collectively with WSC and FWH; "SELLERS" and each of them individually, "SELLER"), ISG Weirton Inc., a Delaware corporation ("BUYER"), and International Steel Group Inc. ("ISG"). Capitalized terms used in this Agreement are defined or cross-referenced in Article 12.

                             BACKGROUND INFORMATION

         A. On May 19, 2003 (the "WSC PETITION DATE"), WSC commenced a voluntary case for reorganization (the "WSC BANKRUPTCY CASE") under chapter 11 of the Bankruptcy Code, 11 U.S.C. Section 101-1330 (the "BANKRUPTCY CODE"), in the United States Bankruptcy Court for the Northern District of West Virginia (the "BANKRUPTCY COURT"). Concurrently with the filing of the Bidding Procedures and Sale Motion (the "FWH PETITION DATE"), FWH has commenced or will commence a voluntary case for reorganization (the "FWH BANKRUPTCY CASE") under the Bankruptcy Code in the Bankruptcy Court. Concurrently with the filing of the Bidding Procedures and Sale Motion (the "WVHC PETITION DATE"; collectively with the WSC Petition Date and the FWH Petition Date, the "PETITION DATES"), WVHC has commenced or will commence a voluntary case for reorganization (the "WVHC BANKRUPTCY CASE"; collectively with the WSC Bankruptcy Case and the FWH Bankruptcy Case, the "BANKRUPTCY CASES") under the Bankruptcy Code in the Bankruptcy Court.

         B. On February 18, 2004 (the "EXECUTION DATE"), Sellers, Buyer and ISG entered into an asset purchase agreement, pursuant to which Buyer agreed to purchase the Acquired Assets and assume the Assumed Liabilities from Sellers (the "ORIGINAL AGREEMENT"). This Agreement replaces and supercedes the Original Agreement.

         C. Buyer is a wholly owned subsidiary of ISG. Buyer desires to purchase the Acquired Assets and assume the Assumed Liabilities from Sellers, and Sellers desire to sell, convey, assign and transfer to Buyer the Acquired Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement and in accordance with sections 105, 363, 365 and 1146 and other applicable provisions of the Bankruptcy Code.

         D. The Acquired Assets and Assumed Liabilities are assets and liabilities of Sellers that are to be purchased and assumed by Buyer pursuant to an order, in the form attached as Exhibit A or such other form satisfactory to Buyer, in its sole discretion (the "BANKRUPTCY SALE ORDER"), approving such sale pursuant to sections 105, 363 and 365 of the Bankruptcy Code, which order will include the authorization for the assumption by Sellers and assignment to Buyer of the Acquired Contracts and liabilities thereunder in accordance with section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth in this Agreement and the Bankruptcy Sale Order and in accordance with other applicable provisions of the Bankruptcy Code, and the Federal Rules of Bankruptcy Procedure (the "BANKRUPTCY RULES").

         E. On the Execution Date, WSC, Buyer and The Huntington National Bank, as escrow agent (the "ESCROW AGENT"), entered into a performance escrow agreement (the "PERFORMANCE ESCROW AGREEMENT") pursuant to which Buyer has deposited $2,000,000 (the "PERFORMANCE DEPOSIT") with the Escrow Agent as security for the performance of Buyer's obligations hereunder. The Performance Deposit shall be held and disbursed by the Escrow Agent in accordance with the terms of the Performance Escrow Agreement and this Agreement.

         F. The transactions contemplated by this Agreement are essential and necessary to the confirmation of the Sellers' liquidating plan of reorganization.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers, Buyer and ISG hereby agree as follows:

              ARTICLE 1. PURCHASE AND SALE OF THE ACQUIRED ASSETS

         Section 1.1 Transfer of Acquired Assets. At the Closing, and upon the terms and conditions herein set forth, Sellers shall sell to Buyer, and Buyer shall acquire from Sellers, all right, title and interest of Sellers in, to and under the Acquired Assets, free and clear of all Liens other than Permitted Liens. "ACQUIRED ASSETS" shall mean all of the properties, assets and rights of Sellers, wherever located, whether real or personal, tangible or intangible, existing or hereafter acquired and whether or not reflected on the books or financial statements of Sellers, excluding only the Excluded Assets, including, without limitation:

         (a) all owned real property (the "OWNED REAL PROPERTY"), and leased real property (the "LEASED REAL PROPERTY," and together with the Owned Real Property, the "REAL PROPERTY") together with all appurtenant, subsurface and mineral rights, licenses, rights-of-way, privileges and easements belonging to, appertaining to or benefiting the Real Property in any way and all Improvements erected thereon, including, without limitation, the Real Property listed on Schedule 1.1(a);

         (b) all (i) owned equipment, machinery, furniture, fixtures and improvements, tooling and spare parts of Sellers (the "OWNED MACHINERY AND EQUIPMENT"), including, without limitation, all Owned Machinery and Equipment that is being stored, repaired, refurbished, modified or updated at a location other than the Real Property, including without limitation the Owned Machinery and Equipment listed on Schedule 1.1(b), and (ii) rights of Sellers to the warranties and licenses received from manufacturers and sellers of the Owned Machinery and Equipment;

         (c) those Contracts listed on Schedule 1.1(c) (collectively, the "ACQUIRED CONTRACTS") and all deposits made under any Acquired Contract;

         (d) all accounts receivable and notes receivable of Sellers (the "ACCOUNTS RECEIVABLE");

         (e) all (i) Inventory of Sellers, including, without limitation, all (A) Inventory at the locations listed on Schedule 1.1(e),
                  (B) Inventory held by third parties on a consignment basis, (C) Inventory held by third-party processors, and (D) Inventory located on any Real Property, and (ii) rights of Sellers to the warranties received from suppliers with respect to such Inventory (to the extent assignable) and related Claims;

         (f) all Supplies of Sellers, including, without limitation, the Supplies located on any Real Property or at the locations listed on Schedule 1.1(f);

         (g) all Intellectual Property and Technology owned by any Seller or licensed to any Seller pursuant to an Acquired Contract (collectively, the "ACQUIRED INTELLECTUAL PROPERTY"), including, without limitation, all rights to the name "Weirton Steel Corporation" and the Intellectual Property and Technology listed on Schedule 1.1(g);

         (h) all cars, trucks, forklifts, railcars, other industrial vehicles and other motor vehicles owned by Sellers ("OWNED MOTOR VEHICLES");

         (i) all computer hardware and software (including, without limitation, process control software) owned by any Seller or licensed to any Seller pursuant to an Acquired Contract, including, without limitation, the hardware and software listed on Schedule 1.1(i);

         (j) all permits, authorizations and licenses (collectively, the "PERMITS") issued to Sellers by any Government and all pending applications therefor, including, without limitation, those Permits set forth on Schedule 1.1(j), all to the extent assignable;

         (k) except for the Employment Records or such records as may be subject to the attorney/client privilege, copies or originals of all books, files, documents and records owned by Sellers (in whatever format they exist, whether in hard copy or electronic format), including, without limitation, customer lists, historical customer files, accounting records, test results, product specifications, plans, data, studies, drawings, diagrams, training manuals, engineering data, safety and environmental reports and documents, maintenance schedules and operating and production records, inventory records, business plans, credit records of customers, and marketing materials;

         (l) to the extent assignable, all air emissions credits, allowances, allotment trading units and other creditable emission reductions that Sellers have, are entitled to or have applied for, including, without limitation, any air emissions where Sellers have credit for or have banked, applied to bank or agreed to sell or trade;

         (m) except as provided in Section 1.2(c) and Section 1.2(d), all Claims of Sellers;

         (n) all of Sellers' rights arising prior to Closing in all proceeds (whenever received) under any Contract of insurance or indemnity (or similar agreement) relating to any Acquired Asset or any Assumed Liability;

         (o) all prepaid expenses and deposits made by or on behalf of any Seller;

         (p)      all goodwill of Sellers;

         (q) all of WVHC's interests in WeBco International, L.L.C. and all of WSC's interests in W&A Manufacturing Co., LLC; and

         (r) except as provided on Schedule 1.2(k), all of the Nonoperating Assets.

         SECTION 1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, Sellers shall retain only the properties and assets of Sellers set forth below (all such properties and assets not being acquired by Buyer being herein referred to as the "EXCLUDED ASSETS"):

         (a) all Sellers' cash held in the bank accounts listed on Schedule 1.2(a) on the Closing Date, and the assets of Sellers set forth on Schedule 1.2(a) (and any proceeds from the disposition thereof);

         (b) other than as set forth in Section 1.1(n), all of Sellers' rights to insurance proceeds or other Contracts of insurance or indemnity (or similar agreement) recoveries, including, without limitation, Sellers' Directors, Officers and Corporate Liability Insurance Policy;

         (c) all rights to or Claims for refunds, overpayments or rebates of Taxes, as well as any rights to drawbacks, rebates or reimbursements related to duties imposed on imported steel for periods (or portions thereof) ending on or prior to the Closing Date;

         (d) all Claims (i) arising under the Bankruptcy Code or under similar state law, (ii) filed or commenced in any court by Sellers as a plaintiff or (iii) not relating to any Acquired Asset or any Assumed Liability, including but not limited to claims arising from or related to sections 544 through 550 of the Bankruptcy Code;

         (e) any asset of Sellers that otherwise would constitute an Acquired Asset but for the fact that it is conveyed, leased or otherwise disposed of during the time from the Execution Date until the Closing Date;

         (f) all Contracts that are not Acquired Contracts, including, without limitation, those listed on Schedule 1.2(f);

         (g)      all amounts due to Sellers from any Affiliate of any Seller;

         (h) all books, files and records owned by Sellers that relate to current or former employees and other personnel, including, without limitation, books, files and records that are related to medical history, medical insurance or other medical matters and to workers' compensation and to the evaluation, appraisal or performance of current or former employees and other personnel of Sellers (collectively, the "EMPLOYMENT RECORDS");

         (i) other than as set forth in Section 1.1(q), all (i) shares of capital stock or equity or other ownership interest of any Seller in any other Person and (ii) corporate seals, minute books, charter documents, stock transfer records, record books, original Tax and financial records and such other files, books and records relating to any of the Excluded Assets or to the organization, existence or capitalization of Sellers or of any other Person;

         (j) all Employee Benefit Plans sponsored by any Seller or any of the Sellers' ERISA Affiliates (collectively, the "SELLERS CONTROLLED GROUP") or their respective predecessors or with respect to which the Sellers Controlled Group or their respective predecessors has made or is required to make payments, transfers or contributions in respect of any present or former employees, directors, officers, shareholders, consultants or independent contractors of any Seller or any of the Sellers' ERISA Affiliates or their respective predecessors (collectively, the "SELLERS BENEFIT PLANS") and all insurance policies, fiduciary liability policies, benefit administration contracts, actuarial contracts, trusts, escrows, surety bonds, letters of credit and other contracts primarily relating to any Sellers Benefit Plan; and

         (k)      all of the assets set forth on Schedule 1.2(k).

         SECTION 1.3 Assumption of Liabilities. At the Closing, Buyer shall assume, and thereafter pay, perform and discharge when due, all of the following liabilities (the "ASSUMED LIABILITIES"), which Assumed Liabilities are listed by category, including estimated amounts of such Assumed Liabilities on Schedule 1.3:

         (a) all of Sellers' accounts payable that both (i) arise in the ordinary course of business and (ii) in the case of each Seller, arise after such Seller's respective Petition Date, each of which are Allowed Administrative Expense Claims or reasonably expected to be Allowed Administrative Expense Claims (collectively, the "Accounts Payable");

         (b) all liabilities and obligations of Sellers first arising after the Closing relating to the Acquired Contracts, including, without limitation, all cure costs required to be paid pursuant to section 365 of the Bankruptcy Code in connection with the assumption and assignment of the Acquired Contracts (such cure costs are, collectively, the "CURE COSTS");

         (c) all liabilities and obligations of Sellers relating to the Acquired Assets and arising under any Environmental Law (but excluding, all liabilities and obligations of Sellers (i) for any environmental health or safety matter (including any liability or obligation arising under any Environmental Law) relating to any property or assets other than the Acquired Assets, (ii) resulting from the transport, disposal or treatment of any Hazardous Materials by Sellers on or prior to the Closing Date to or at any location other than the Real Property, (iii) relating to any personal injury of any Person resulting from exposure to Hazardous Materials or otherwise, where such exposure or other event or occurrence occurred on or prior to the Closing Date or as a consequence of any event or occurrence prior to the Closing Date, and (iv) for any fine or other monetary penalty arising under any Environmental Law for acts or omissions of Sellers or otherwise relating to acts or omissions or conditions with respect to the Acquired Assets as of the Closing Date);

         (d) all liabilities and obligations of Sellers as of the Closing Date for real and personal property Taxes that are set forth on Schedule 1.3(d);

         (e) all liabilities and obligations of Sellers as of the Closing Date for accrued but unpaid wages and salaries and related liabilities as described on Schedule 1.3(e) (collectively, "PAYROLL LIABILITIES");

         (f) all liabilities and obligations for damages to Persons or property (including, without limitation, liabilities and obligations to repair or replace, or to refund the sales price (or any other related expenses)) relating to alleged defects in (i) products sold by, or arising under warranties issued by, any Seller after such Seller's respective Petition Date or
                  (ii) buildings or structures that have been manufactured by, or that incorporate products sold or manufactured by, any Seller after such Seller's respective Petition Date;

         (g) all liabilities and obligations of Sellers as of the Closing Date for the mechanics liens that are as a matter of law held to be valid and properly perfected and that are set forth on
                  Schedule 1.3(g);

         (h) all liabilities and obligations of WSC under the term loan made pursuant to the Loan Agreement by and between WSC and Steel Works Community Federal Credit Union ("STEEL WORKS"), dated August 15, 2002 (the "STEEL WORKS LOAN"); and

         (i)      all liabilities and obligations of Sellers for the payment of
                  (A) the D&O Tail Premium and the D&O Deductible under the D&O Tail Policy and the D&O Policy and (B) the Employment Practices Premium and the Employment Practices Deductible under the Employment Practice Policy and the Employment Practices Tail Policy (collectively, the "INSURANCE PAYMENTS"), but only to the extent such liabilities and obligations do not exceed the amount of the Insurance Payments.

         SECTION 1.4 Retention of Liabilities. Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of any Seller of whatever nature, whether presently in existence or arising hereafter. All such other liabilities and obligations shall be retained by, and remain liabilities and obligations of, Sellers (all such liabilities are, collectively, the "EXCLUDED LIABILITIES"). The Excluded Liabilities include, without limitation, the following liabilities and obligations:

         (a) all liabilities and obligations of Sellers relating to Excluded Assets;

         (b) all liabilities and obligations for damages to Persons or property (including, without limitation, liabilities and obligations to repair or replace, or to refund the sales price (or any other related expenses)) relating to alleged defects in (i) products sold by, or arising under warranties issued by, any Seller on or prior to such Seller's respective Petition Date or (ii) buildings or structures that have been manufactured by, or that incorporate products sold or manufactured by, any Seller on or prior to such Seller's respective Petition Date;

         (c) all liabilities and obligations of Sellers under any applicable labor or employment laws, any collective bargaining Contract or other Contract with any labor union (including but not limited to any pending grievances), or any employment Contract, severance Contract or any key employee retention plan or similar plan;

         (d) except as provided in Section 1.3(e) or Section 5.4(h), all liabilities and obligations of Sellers or the Sellers Controlled Group to all present and former employees of Sellers (and their respective spouses and dependents), including, without limitation, all liabilities for continuation coverage under any Employee Benefit Plan pursuant to the requirements of section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA ("COBRA");

         (e) all liabilities and obligations of Sellers or the Sellers Controlled Group to all present and former employees of Sellers (and their respective spouses and dependents), including, without limitation, (i) all liabilities under any Sellers Benefit Plan; (ii) all liabilities in connection with and with respect to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN ACT"); and (iii) all liabilities and obligations of Sellers relating to employees, former employees, persons on laid-off or inactive status, or their respective dependents, heirs or assigns, who have received, who are receiving as of the Closing Date, or who are or could become eligible to receive any short-term or long-term disability benefits or any other benefits of any kind arising out of or related in any way to the employment of persons by the Sellers, including, without limitation, benefits or claims under the West Virginia unemployment compensation laws or any other similar state law, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act of 1990, or the West Virginia Human Rights Act;

         (f) all liabilities and obligations of Sellers arising pursuant to the West Virginia Workers' Compensation Act (West Virginia Code SEction 23-1 et seq.), or pursuant to the actions, resolutions, rules or regulations of the West Virginia Workers' Compensation Commission, including all workers' compensation claims or suits of any type, whether state or federal claims, including, without limitation, any actions arising under West Virginia Code Section 23-4-2, actions for employment discrimination, actions for wrongful opposition to a claim, or any other claim or benefits of any kind, whether now known or unknown, whenever incurred or filed, which have occurred or arise from work-related injuries, diseases, death, exposures, intentional torts, acts of discrimination or other incidents, acts, or injuries prior to the Closing Date, or otherwise arising out of or related to the employment of persons by the Sellers, and all premiums, assessments or other obligations related in any way to workers' compensation or work-related liabilities arising prior to the Closing Date or otherwise arising out of or related to the activities of Sellers;

         (g) all liabilities and obligations of Sellers (i) for any environmental health or safety matter (including any liability or obligation arising under any Environmental Law) relating to any property or assets other than the Acquired Assets, (ii) resulting from the transport, disposal or treatment of any Hazardous Materials by Sellers on or prior to the Closing Date to or at any location other than the Real Property, (iii) relating to any personal injury of any Person resulting from exposure to Hazardous Materials or otherwise, where such exposure or other event or occurrence occurred on or prior to the Closing Date or as a consequence of any event or occurrence prior to the Closing Date, and (iv) for any fine or other monetary penalty arising under any Environmental Law for acts or omissions of Sellers or otherwise relating to acts or omissions or conditions with respect to the Acquired Assets as of the Closing Date); and

         (h) all liabilities and obligations of any Seller of whatever nature whether presently in existence or hereafter arising, other than the Assumed Liabilities.

         SECTION 1.5 Non-Assignment of Contracts. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Acquired Contract or any Permit, if, notwithstanding the provisions of sections 363 and 365 of the Bankruptcy Code, an attempted assignment thereof, without the consent of any other Person party thereto, would constitute a breach thereof or in any way negatively affect the rights of either of the Sellers or Buyer (unless the restrictions on assignment would be rendered ineffective pursuant to sections 9-406 through 9-409, inclusive, of the Uniform Commercial Code, as amended (the "UCC"), as the assignee of such Acquired Contract or Permit, as the case may be, thereunder. If, notwithstanding the provisions of sections 363 and 365 of the Bankruptcy Code, such consent or approval is required but not obtained, Sellers shall cooperate with Buyer without further consideration, in any reasonable arrangement designed to provide Buyer with the benefits of or under any such Acquired Contract or Permit, including, without limitation, enforcement (at Buyer's expense) for the benefit of Buyer of any and all rights of Sellers against any Person party to the Acquired Contract or Permit arising out of the breach or cancellation thereof by such Person; provided, however, that after Closing, Buyer shall be responsible for all payment and other obligations under, and for all costs of enforcing rights under, such Acquired Contract or Permit. Any assignment to Buyer of any Acquired Contract or Permit that shall, notwithstanding the provisions of sections 363 and 365 of the Bankruptcy Code, require the consent or approval of any Person for such assignment as aforesaid shall be made subject to such consent or approval being obtained.

         SECTION 1.6 Identification of Additional and Excluded Contracts.

         (a) From time to time, at any time prior to the Closing, Buyer may update Schedule 1.1(c) and/or Schedule 1.2(f) to add or remove any Contract to or from such schedule. Any Contract added to
                  Schedule 1.1(c) shall become an Acquired Contract, shall be deemed an Acquired Asset for all purposes of this Agreement, and all liabilities and obligations first arising after the Closing under such Contract shall be Assumed Liabilities for all purposes of this Agreement. Any Contract removed from
                  Schedule 1.1(c) and/or added to Schedule 1.2(f) shall become an Excluded Asset and shall not be an Acquired Contract for all purposes of this Agreement and all liabilities and obligations under such Contract shall be Excluded Liabilities for all purposes of this Agreement.

         (b) WSC shall provide ISG with a schedule of Sellers' reasonable best estimates of Cure Costs for the Acquired Contracts ("SCHEDULE 1.6(b)") within two Business Days after the Amendment Date, which schedule shall be reasonably consistent with the information previously provided by WSC to ISG on WSC's estimate of contract cures dated January 19, 2004 (1:00 p.m.). Sellers shall, within three days after Buyer amends
                  Schedule 1.1(c) in accordance with Section 1.6(a), supplement
                  Schedule 1.6(b) to update the Cure Costs and update Schedule 4.1(n) to make any required disclosure with regard to any Contract added to Schedule 1.1(c).

         (c) On the Amendment Date, Sellers shall file a Motion to Assume and Assign Certain Contracts and Unexpired Leases to Buyer, effective as of the Closing Date, and establish Cure Costs relating thereto, in a form acceptable to Buyer and Sellers, and Sellers shall make such additional filings with the Bankruptcy

                  Court as may be necessary or desirable to effect the provisions of this Section 1.6.

         SECTION 1.7 Transition Services Agreement. The parties shall negotiate in good faith, agree on and execute prior to the Closing the Transition Services Agreement, which Transition Services Agreement shall set forth the nature, scope, extent and duration of (i) Sellers' access to and use of the Acquired Assets (including, without limitation, access to and use of the Acquired Assets listed in Schedule 1.7 as may be necessary to meet Sellers' legal obligations after Closing and consistent with Buyer's ability to use the Acquired Assets to operate the business being acquired pursuant to this Agreement and (ii) Sellers' services, if any, as may be reasonably requested by Buyer. The Transition Services Agreement shall provide that the party receiving the services under the Transition Services Agreement shall reimburse the party providing the services for all reasonable direct costs, including, without limitation, all third-party costs, incurred by the providing party in performing the requested services. All services under the Transition Services Agreement shall be provided without representation or warranty or liability to the other party.

         SECTION 1.8 Exclusion of Nonoperating Assets. If, prior to Closing, any Seller sells, or enters into a Contract to sell (which conditions sale only upon approval of the Bankruptcy Court and other customary closing conditions), any of the assets set forth on Schedule 1.8 (collectively, the "NONOPERATING ASSETS"), for a net realizable value equal to or greater than the estimated realizable value set forth on Schedule 1.8 for such Nonoperating Asset, then such Nonoperating Asset will become an Excluded Asset for all purposes of this Agreement. Sellers shall promptly update Schedule 1.2(k) to include the Excluded Asset. Buyer may, in its sole discretion based upon information provided to Buyer by Sellers during the ten-day period after the Execution Date, determine that the net realizable value set forth on Schedule 1.8 should be increased, and if Buyer so determines it will notify Sellers of such determination in writing promptly after the end of such period.

                            ARTICLE 2. CONSIDERATION

         SECTION 2.1 Purchase Price. The aggregate consideration for the sale, transfer, assignment and conveyance of the Acquired Assets will be (a) $158,000,000 in cash, subject to adjustment as provided in Section 2.2, Section
2.3 and Section 2.4 of this Agreement (as so adjusted, the "PURCHASE PRICE"); provided, however, that if, the Purchase Price, adjusted as provided in Section 2.2, Section 2.3 and Section 2.4(c), is less than the amount of the Senior Debt, then the Purchase Price will be further increased by the amount necessary to indefeasibly and finally satisfy the Senior Debt in cash in full at the Closing (such increase, the "PURCHASE PRICE INCREASE"); and (b) the assumption by Buyer of the Assumed Liabilities (such assumption, together with the Purchase Price and the Purchase Price Increase, if any, the "TOTAL CONSIDERATION"). The Purchase Price shall be payable in accordance with Section 3.3(b).

         SECTION 2.2 Accounts Payable and Payroll Liabilities.

         (a) From time to time, at any time prior to the Closing, upon delivery of written notice thereof by Buyer to Sellers, Buyer may remove any Accounts Payable otherwise includable in the definition of Assumed Liabilities hereunder. Any Accounts Payable so removed shall become an Excluded Liability for all purposes of this Agreement.

         (b) From time to time, at any time prior to the Closing, upon delivery of written notice thereof by Buyer to Sellers, Buyer may elect (in its sole discretion) not to assume the Payroll Liabilities described on items 6 and 17 of Schedule 1.3(e), if Buyer determines in its sole discretion that the administration of such Payroll Liabilities will be unduly burdensome or that it is reasonably likely that the accrual for such liabilities will be inadequate to cover the actual liabilities, and thereafter such Payroll Liabilities will not be Assumed Liabilities. If Buyer so elects, the estimated amount of the Payroll Liabilities included in the Specified Liabilities shall be reduced by the estimated amount of such liabilities not assumed and, in the case of the Payroll Liabilities described in item 6, the amount of such reduction shall be determined in a fair and equitable manner by Buyer and Sellers based upon the sum of the estimated amounts for the liabilities described in items 6 and 7 of Schedule 1.3(e) multiplied by a fraction, the numerator of which equals the number of employees of Sellers who are employed by Buyer immediately after the Closing and the denominator of which is the number of employees of Sellers immediately prior to the Closing plus the number of retirees who are eligible for such payments.

         (c) At the Closing, the Purchase Price will be adjusted upward and the Assumed Liabilities portion of the Total Consideration will be adjusted downward, each on a dollar-for-dollar basis, to reflect each dollar of Accounts Payable and Payroll Liabilities so removed.

         SECTION 2.3 Directors and Officers Insurance. WSC will arrange for the exercise of any option available under the D&O Policy for the establishment of an extended reporting period, or shall arrange for a new policy of insurance or an extension of the reporting period for the existing coverage to become effective at Closing that insures the current and former directors and officers of WSC and its subsidiaries against claims made after the Closing Date but before the sixth anniversary thereof with respect to wrongful acts committed prior to the Closing Date, and which would have been covered under the D&O Policy had such claims been made prior to the Closing Date (in either case, the "D&O TAIL POLICY"). WSC will arrange for the exercise of any option available under the Employment Practices Policy for the establishment of an extended reporting period, or shall arrange for a new policy of insurance or an extension of the reporting period for the existing coverage to become effective at Closing that insures the current and former directors and officers of WSC and its subsidiaries against claims made after the Closing Date but before the second anniversary thereof with respect to wrongful acts committed prior to the Closing Date, and which would have been covered under the Employment Practices Policy had such claims been made prior to the Closing Date (in either case, the "EMPLOYMENT PRACTICES TAIL POLICY"). As soon as available to WSC (but no later than five Business Days prior to the Closing), WSC shall provide to Buyer a calculation of the maximum deductible amounts that could apply, after the Closing, to claims pending or made under (i) either or both of the D&O Policy and the D&O Tail Policy (the aggregate of such amounts being the "D&O DEDUCTIBLE") and (ii) either or both of the Employment Practices Policy and the Employment Practices Tail Policy (the aggregate of such amounts being the "EMPLOYMENT PRACTICES DEDUCTIBLE"). As soon as available to WSC (but no later than five Business Days prior to the Closing), WSC shall provide to Buyer its calculations of the (x) D&O Deductible as well as the form of such D&O Tail Policy and all pertinent information relating to premiums (the "D&O TAIL PREMIUM") therefor and (y) Employment Practices Deductible as well as the form of such Employment Practices Tail Policy and all pertinent information relating to premiums for the Employment Practices Tail Policy (the "EMPLOYMENT PRACTICES TAIL PREMIUM"). Buyer and WSC will review WSC's calculations and seek to jointly determine the amount of the Insurance Payments. The Purchase Price shall be reduced by the sum of the Insurance Payments. Buyer may elect, at its expense, to purchase additional insurance under the D&O Policy, the D&O Tail Policy, the Employment Practices Policy or the Employment Practices Tail Policy to eliminate the deductibles thereunder (in which case the amount included in the term "Insurance Payment" will be adjusted accordingly).

         SECTION 2.4 Purchase Price Adjustment.

         (a) The Purchase Price will be increased, on a dollar for dollar basis, to the extent the Final Working Capital of Sellers as of the Closing Date, exceeds Target Working Capital. The Purchase Price will be decreased, on a dollar for dollar basis, to the extent the Target Working Capital exceeds Final Working Capital.

         (b) Not less than three days prior to the Closing Date, Sellers will provide Buyer with a good faith estimate of the Net Working Capital of Sellers as of the Closing Date. Buyer and Sellers will review Sellers' estimate and seek in good faith to jointly determine the estimated Net Working Capital of Sellers as of the Closing Date. In the event Buyer and Sellers cannot agree on the estimated Net Working Capital of Sellers as of the Closing Date, then Buyer shall estimate the Net Working Capital of Sellers as of the Closing Date. The amount of Net Working Capital as determined pursuant to this Section 2.4(b) shall be referred to as the "ESTIMATED CLOSING WORKING CAPITAL". In no event will the Estimated Closing Working Capital exceed the Target Working Capital by more than $10,000,000.

         (c) At Closing, the Purchase Price shall be increased, on a dollar for dollar basis, to the extent the Estimated Working Capital exceeds Target Working Capital. The Purchase Price shall be decreased, on a dollar for dollar basis, to the extent the Target Working Capital exceeds the Estimated Working Capital.

         (d) As promptly as practicable, but no later than 90 days after the Closing Date, Buyer shall prepare and cause to be delivered to WSC a calculation of final Net Working Capital as of the close of business on the Closing Date with appropriate supporting documentation.

         (e) If WSC disagrees with Buyer's calculation of final Net Working Capital, WSC, on behalf of Sellers, may, within 30 days after receipt of Buyer's calculation of final Net Working Capital, deliver a notice to Buyer disagreeing with such calculation and setting forth WSC's calculation of such amount. Any such notice of disagreement shall specify those items or amounts as to which WSC disagrees and the reasons for WSC's disagreements, and WSC shall be deemed to have agreed with all other items and amounts contained in the calculation of final Net Working Capital delivered by Buyer.

         (f) If a notice of disagreement is duly delivered, Buyer and WSC shall, during the 30 days following receipt of such notice by Buyer, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amount of final Net Working Capital, which amount shall not be less than the amount thereof shown in Buyer's calculation nor more than the amount thereof shown in WSC's calculation. If during such period, Buyer and WSC are unable to reach such agreement, they shall promptly thereafter cause Ernst & Young, LLP (the "ACCOUNTING REFEREE") to review this

                  Agreement and the disputed items or amounts and calculate final Net Working Capital, which amount shall not be less than the amount thereof shown in Buyer's calculation nor more than the amount thereof shown in WSC's calculation. In making such calculation, the Accounting Referee shall consider only those items or amounts in Buyer's calculation with which WSC has disagreed and shall be guided by the provisions of this
                  Section 2.4. The Accounting Referee shall deliver to Buyer and WSC, as promptly as practicable (but in any case no later than 30 days from the date of engagement of the Accounting Referee), a report setting forth such calculation. Such report shall be final and binding upon Buyer and Sellers. The cost of such review and report shall be borne by Buyer. The amount of the final Net Working Capital as determined pursuant to this
                  Section 2.4(f) shall be referred to as the "CLOSING WORKING CAPITAL".

         (g) Buyer and Sellers shall, and shall cause their respective Related Persons to, cooperate and assist in the calculation of Closing Working Capital and in the conduct of the reviews referred to in this Section 2.4, including, without limitation, the making available to the extent necessary of books, records, work papers and personnel. All amounts to be determined pursuant to this Section 2.4 will be determined in accordance with Sellers' historic accounting practices and principles consistently applied between December 31, 2002 and the Closing Date.

         (h) If Estimated Closing Working Capital equals or exceeds Final Working Capital, Sellers shall pay Buyer, an amount equal to such excess, if any. Such payment shall be made by wire transfer of immediately available funds within three Business Days of the final determination of Final Working Capital. ISG and Buyer hereby waive their right to seek disgorgement or return from the Agent or any Lender of any amounts necessary to fund this purchase price adjustment (except for any such right that may result from any overpayment of the amount necessary to indefeasibly and finally satisfy the DIP Obligations in full).

         (i) If Final Working Capital exceeds the sum of the Estimated Closing Working Capital plus the Purchase Price Increase, if any, Buyer shall pay WSC, on behalf of Sellers, an amount equal to such excess. Such payment shall be made by wire transfer of immediately available funds within three Business Days of the final determination of Final Working Capital. ISG and Buyer hereby waive their right to seek disgorgement or return from the Agent or any Lender of any amounts necessary to fund this purchase price adjustment (except for any such right that may result from any overpayment of the amount necessary to indefeasibly and finally satisfy the DIP Obligations in full).

                       ARTICLE 3. CLOSING AND DELIVERIES

         SECTION 3.1 Closing. The consummation of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Jones Day, 901 Lakeside Avenue, Cleveland, Ohio 44114 at 10:00 a.m. (E.S.T.) on the first Business Day following the satisfaction or waiver by the appropriate party of all the conditions contained in Article 7 or on such other date or at such other place and time as may be mutually agreed to by the parties (the "CLOSING DATE"). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

         SECTION 3.2 Sellers' Deliveries.

         At the Closing:

         (a) the sale, transfer, assignment, conveyance and delivery by Sellers of the Acquired Assets to Buyer shall be effected on the Closing Date by special or limited warranty deeds; bills of sale, endorsements, assignments and other instruments of transfer and conveyance (including an assignment of insurance proceeds from Sellers as contemplated by Section 1.1(n) reasonably satisfactory in form and substance to counsel for Buyer);

         (b) Sellers shall deliver three executed counterparts of the Transition Services Agreement;

         (c) each Seller shall deliver a certificate, dated the Closing Date and signed by each of its President and Chief Executive Officer and attested by the Secretary of such Seller, certifying to the accuracy of the matters set forth in Section 7.2(a) and Section 7.2(b);

         (d) provided Buyer notifies each Seller in writing of the Leased Real Property subject to required estoppel certificates and non-disturbance agreements at least 15 days prior to the Closing Date, each Seller shall deliver estoppel certificates and non-disturbance agreements for Leased Real Property deemed significant by Buyer's lenders; and

         (e) Sellers shall deliver to ISG and Buyer a release from the Agent, on its own behalf and on behalf of the Lenders, effective upon receipt in cash in full of the payments set forth in Section 3.3(b)(i), that releases ISG and Buyer from all obligations for the full and indefeasible satisfaction of the DIP Obligations, in form and substance satisfactory to Agent, ISG and Buyer.

         SECTION 3.3 Buyer's Deliveries.

         At the Closing:

         (a) Buyer shall cause the Escrow Agent to pay the Performance Deposit to WSC, on behalf of Sellers, in accordance with the terms of the Performance Escrow Agreement, by wire transfer of immediately available funds to WSC's account;

         (b)      Buyer shall pay the Purchase Price, adjusted as provided in
                  Section 2.2, Section 2.3 and Section 2.4(c), and the Purchase Price Increase at Closing as follows:

                  (i) notwithstanding anything to the contrary in this Agreement, the amount necessary to indefeasibly and finally satisfy the DIP Obligations in cash in full shall be paid to Agent (to be applied on behalf of WSC) to Agent's and Lenders' claims against WSC in cash or by wire transfer of immediately available funds to an account designated for such purpose by Agent, and ISG and Buyer hereby waive their right to seek disgorgement or return from the Agent or any Lender of such amount (except for any such right that may result from any overpayment of the amount necessary to indefeasibly and finally satisfy the DIP Obligations in full);

                  (ii) pursuant to the terms of an escrow agreement to be negotiated by the parties prior to the Closing Date, Buyer will deposit in escrow with a financial institution to be agreed upon prior to Closing an amount (the "PURCHASE PRICE ESCROW") equal to the lesser of (a) the Purchase Price Increase and (b) the amount reflected on the Payoff Certificate of the claims that are subject to the Carveouts and any other portion of the Senior Debt (excluding the DIP Obligations) that has not then been finally allowed by order of the Bankruptcy Court (the "UNRESOLVED CLAIMS"), and any portion of the Purchase Price Escrow not required to satisfy the Unresolved Claims will promptly be returned to Buyer in accordance with the terms of the applicable escrow agreement; and

                  (iii) any remainder (computed by subtracting the amounts paid pursuant to Section 3.3(b)(i) and (ii) and the amount of the Performance Deposit from the sum of the Purchase Price, adjusted as provided in Section 2.2,
                           Section 2.3 and Section 2.4(c), and the Purchase Price Increase) shall be paid to WSC, on behalf of Sellers.

         (c) Buyer shall deliver three executed counterparts of the Transition Services Agreement;

         (d) Buyer shall execute and deliver to Sellers an instrument of assignment and assumption of liabilities with respect to the Assumed Liabilities, reasonably satisfactory in form and substance to counsel for Sellers; and

         (e) Buyer and ISG shall each deliver a certificate, dated the Closing Date, signed by its President and its Secretary, certifying the accuracy of the matters set forth in Section 7.1(a) and Section 7.1(b).

         SECTION 3.4 Buyer's Right to Conduct an Audit of Inventory. Buyer shall have the right to conduct, or cause to be conducted, at its expense, an audit of the Inventory prior to the Closing Date. If Buyer elects to conduct such an audit, (a) such audit shall be scheduled so as to minimize unreasonable interference with Sellers' production, (b) Sellers shall make available such personnel, records, systems, machinery, equipment and assistance as Buyer shall reasonably request to undertake such audit, (c) Sellers' representatives shall have the right to observe such audit, and (d) the results of such audit shall be utilized in determining the Estimated Closing Working Capital.

                   ARTICLE 4. REPRESENTATIONS AND WARRANTIES

         SECTION 4.1 Representations and Warranties of Sellers. Sellers hereby represent and warrant to ISG and Buyer as follows:

         (a) Corporate Organization. Each Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware (other than with respect to the payment of prepetition franchise and similar Taxes). Each Seller has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

         (b) Qualification to Conduct Business. Each Seller is duly qualified to do business and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary.

         (c) Authorization and Validity. Each Seller has, or on the Closing Date will have, as applicable, all requisite corporate power and authority to enter into this Agreement and any Ancillary Agreements to which such Seller is or will become a party and, subject to the (i) Bankruptcy Court's entry of the Orders, and
                  (ii) receipt of all Consents, to perform its obligations hereunder and thereunder, the execution and delivery of this Agreement and each Ancillary Agreement to which such Seller is or will become a party and the performance of such Sellers' obligations hereunder and thereunder, has been, or on the Closing Date will be, duly authorized by all necessary corporate action of such Seller, and no other corporate proceedings on the part of such Seller are necessary to authorize such execution, delivery and performance. This Agreement has been, and each Ancillary Agreement to which each Seller is or will become a party has been, or on the Closing Date will be, duly executed by each Seller, and, subject to the Bankruptcy Court's entry of the Orders, constitute, or will when executed and delivered constitute, each Seller's valid and binding obligation, enforceable against each Seller in accordance with their respective terms. The board of directors of each Seller has resolved to request that the Bankruptcy Court approve this Agreement and the transactions contemplated hereby and each Ancillary Agreement to which such Seller is or will become a party. Subject to the entry of the Bidding Procedures Order, each Seller has full power and authority to grant the Break-Up Fee and the Expense Reimbursement.

         (d)      Reports; Financial Statements.

                  (i) Other than as set forth on Schedule 4.1(d)(i), since May 19, 2003, WSC has filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC under the Securities Act or the Exchange Act (all such reports and statements are, collectively, the "WSC REPORTS"). As of their respective dates, the WSC Reports complied in all material respects with all of the statutes and published rules and regulations enforced or promulgated by the SEC and did not as of the date of filing thereof (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) with the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and

                  (ii) Each of the financial statements (including the related notes) included in the WSC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Sellers as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments that have not been and are not expected to be material in amount. All of the WSC Reports, as of their respective dates (and as of the date of any amendment to the respective WSC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

         (e) No Conflict or Violation. Subject to the (i) receipt of all Consents and (ii) the Bankruptcy Court's entry of the Orders, the execution, delivery and performance by each Seller of this Agreement and each Ancillary Agreement to which any of them is or will become a party does not and will not (A) violate or conflict with any provision of the Certificate of Incorporation or By-laws of any Seller, (B) violate any provision of law, or any order, judgment or decree of any Government applicable to any Seller, (C) result in or require the creation or imposition of any Liens (other than Permitted Liens) on any of the Acquired Assets or (D) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract entered into by any Seller after such Seller's respective Petition Date, by which the applicable Seller is bound or to which the assets of the applicable Seller are subject.

         (f) Subsidiaries. Schedule 4.1(f) sets forth a true and complete list of (i) each Person in which WSC owns, directly or indirectly, any equity interests other than any equity interests held by any Employee Benefit Plans and for each such Person, (ii) all equity owners and the amount of equity owned by each such equity owner.

         (g) Consents and Approvals. Schedule 4.1(g) sets forth a true and complete list of each consent, waiver, authorization or approval of any Person and each material declaration to or filing or registration with any Government that is required to be obtained by any Seller in connection with the execution and delivery by it of this Agreement and each Ancillary Agreement to which it is or will become a party or the performance by it of its obligations hereunder or thereunder, including, without limitation, any and all material consents and approvals that are required to be obtained, or rights of first refusal, first offer or other similar preferential rights to purchase that are required to be complied with, in connection with the assignment or transfer of any Acquired Assets to Buyer in accordance with the terms of this Agreement; provided, however, that no Seller shall be required to comply with any bulk sale rule that relates to any Taxes of any Seller (collectively, the "CONSENTS").

         (h) Compliance with Laws. Except as set forth on Schedule 4.1(h), each Seller is in compliance with all applicable laws, regulations, orders or other legal requirements to which such Seller is subject. Except as set forth on Schedule 4.1(h), no Seller has received written notice of any violation of any law, regulation, order or other legal requirement and no Seller is in default with respect to any order, writ, judgment, award, injunction or decree of any Government. Except as set forth on Schedule 4.1(h), no Seller is required to maintain any bond, letter of credit or other similar financial assurance instrument or to satisfy any financial assurance obligation.

         (i) Litigation. Except as set forth on Schedule 4.1(i), there are no claims, actions, suits, proceedings, orders or investigations pending or, to the Knowledge of Sellers, threatened, before any Government that could reasonably be expected to affect the ability of any Seller to consummate the transactions contemplated by this Agreement and each Ancillary Agreement.

         (j) Title to Acquired Assets. Subject to the entry of the Bankruptcy Sale Order, at the Closing, Sellers will obtain good and marketable title to or a valid and enforceable right by Contract to use, the Acquired Assets which shall be transferred to Buyer free and clear of all Liens other than Permitted Liens. Except for the Excluded Assets, the Acquired Assets constitute all of the assets of Sellers and are adequate to conduct the businesses of Sellers as currently conducted.

         (k)      Intellectual Property.

                  (i) Schedule 1.1(g) is a list of all material items of Acquired Intellectual Property, and such list contains a complete and correct description of the owner, title (in the case of patents and copyrights) or trademark (in the case of trademarks), registration or application number, if in existence, and country of registration or application of each such listed item of Acquired Intellectual Property. Except as set forth on Schedule 4.1(k)(i), any and all renewal and maintenance fees, annuities or other similar fees due and payable in respect of the Acquired Intellectual Property required to have been listed on Schedule 1.1(g) are not overdue.

                  (ii) To the Knowledge of Sellers, the use of any Technology (in the businesses conducted by Sellers) does not infringe, constitute an unauthorized use of or otherwise violate any Intellectual Property of any other Person. Except as set forth on Schedule 4.1(k)(ii), to the Knowledge of Sellers, no other Person is infringing, misappropriating or violating any of the Acquired Intellectual Property owned by Sellers.

                  (iii) Except as set forth on Schedule 4.1(k)(iii), there has not been and there are no claims or investigations pending or, to the Knowledge of Sellers, threatened that (A) challenge the rights of Sellers in respect of any Acquired Intellectual Property owned by any Seller, or otherwise challenge the registration, validity, enforceability, scope or sole and exclusive ownership of the Acquired Intellectual Property owned by Sellers or (B) assert that the operation of the businesses conducted by Sellers or the use of Technology therein is or will be infringing or otherwise in violation of any Intellectual Property of any other Person.

         (l) Information Technology. Together, Schedule 1.1(c) and Schedule 1.1(i), set forth a true and complete list of all material items of hardware, software, databases, computer equipment and other information technology, owned, leased or licensed by any Seller (collectively, the "INFORMATION TECHNOLOGY"). Schedule 1.1(i) includes a true and complete list of all Contracts to which any Seller is a party relating to the current use of the Information Technology. Subject to receipt of the Consents, and except for the Excluded Assets, upon consummation of the transactions contemplated by this Agreement and the

                  Ancillary Agreements, Buyer will own, or have a valid and enforceable right by Contract to use, all of the Information Technology that is necessary to operate the businesses conducted by Sellers.

         (m) Permits. Schedule 1.1(j) sets forth a true and complete list of all Permits, and all pending applications therefor held by any Seller. Except as set forth on Schedule 4.1(m), each such Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or, to the Knowledge of Sellers, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any respect. None of the operations of the businesses conducted by Sellers are being conducted in a manner that violates any of the terms or conditions under which any Permit was granted. Subject to the receipt of the Consents, the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not result in the termination or suspension of any such Permit.

         (n) Contracts. Schedule 1.6(b) sets forth all Cure Costs for each Acquired Contract set forth on Schedule 1.1(c). Except as set forth on Schedule 4.1(n) and except for those defaults that will be cured in accordance with the Bankruptcy Sale Order, no Seller, and no other party to any Acquired Contract, has commenced any action against any of the parties to such Acquired Contract or given or received any written notice of any default or violation under any Acquired Contract that has not been withdrawn or dismissed. Except as set forth on
                  Schedule 4.1(n), each Acquired Contract is, or will be at the Closing, valid, binding and in full force and effect for the benefit of Buyer in accordance with its terms, except as may be limited by bankruptcy or other laws affecting creditors' rights and by equitable principles.

         (o) Environmental Matters. To the Knowledge of Sellers, except as set forth on Schedule 4.1(o):

                  (i) there has been no release, threatened release, spill, leak, discharge or emission of any Hazardous Materials to the air, surface water, groundwater or soil of the Real Property requiring corrective, response or remedial action under, or that is a violation of, any applicable Environmental Laws;

                  (ii) there are no pending or threatened Claims or investigations that affect or apply to the Real Property or the Acquired Assets and that relate in any way to any Environmental Laws; and

                  (iii) Sellers have provided or made available to Buyer copies of all information in possession of Sellers or under the control of Sellers relating to the presence or migration of Hazardous Materials on, in or under the Real Property and the compliance with applicable Environmental Laws associated with activities conducted with respect to the Acquired Assets.

         (p) Insurance. Schedule 4.1(p) sets forth a correct and complete list of all current insurance policies covering any Seller and a summary of each such policy, including any limits of coverage, deductibles and premiums applicable to such policy. Except as set forth on Schedule 4.1(p), all premiums required to be paid under each insurance policy required to be set forth on
                  Schedule 4.1(p) have been paid when due, and all such policies are in full force and effect.

         (q) Real Property. Except as set forth on Schedule 4.1(q), Sellers have not received any notice of (i) default from a landlord of any Leased Real Property that might adversely affect the use of any Leased Real Property as currently used by any Seller; or (ii) threatened or contemplated condemnation or eminent domain proceedings that might adversely affect the use of any Real Property as currently used by any Seller. No Seller is a "foreign person" within the meaning of section 1445(f)(3) of the Code.

         (r) Accounts Receivable. Except as set forth on Schedule 4.1(r), all Accounts Receivable of Sellers have been properly recorded on the books and records of Sellers in accordance with GAAP consistently applied by Sellers in the ordinary course.

         (s) Inventories. Except as set forth on Schedule 4.1(s), the inventories of Sellers have been properly recorded on the books and records of Sellers in accordance with GAAP consistently applied by Sellers in the ordinary course.

         (t) Absence of Certain Changes. Except as set forth on Schedule 4.1(t), since May 19, 2003, the businesses of Sellers have been conducted in all respects in the ordinary course, and there has not been:

                  (i) any material damage, destruction or other casualty or loss (whether or not covered by insurance) affecting any of the Acquired Assets or any portion thereof that has not been repaired; or

                  (ii) any sale or other disposition of any assets (including, without limitation, discounting of accounts receivable) used or useful in the businesses of Sellers, other than sales of inventory in the ordinary course of business consistent with Sellers' past practice.

         (u) Public Utility Matters. No Seller is subject to regulation by any Government as a "public utility," an "electric utility," a "gas utility," a "public utility holding company," a "holding company," an "electrical corporation" or as a subsidiary or affiliate of any of the foregoing, under (A) the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, as amended and the Public Utility Regulatory Policies Act of 1978, as amended or (B) any similar Government requirement.

         (v) Coal Act. No Seller has any potential liability or obligation of any nature, contingent or otherwise (including, without limitation, any control group liability and liability as a successor or as a successor-in-interest), arising under the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. Sections 9701-9722.

         (w)      DIP Agreement.

                  (i) Concurrently with the execution and delivery of this Agreement, Sellers have provided ISG with true and complete copies of the DIP Agreement, the DIP Order, the current budget approved by the Agent and the Lenders and the most current borrowing base certificate provided by WSC to the Agent. As of the Execution Date, the amount required to satisfy the DIP Obligations in full is $162,704,565. Schedule 4.1(w) lists all Priming Liens that are senior in payment to Sellers' obligations under the DIP Agreement and Sellers' best estimate as of the Amendment Date of the projected amount of the Priming Liens, the Carveouts (by category) and the Sale Costs (by category) as of the Closing Date. Except for the Priming Liens, the Carveouts and the Sale Costs, Sellers have not incurred any Indebtedness or any other obligation that ranks senior to or pari passu with Sellers' obligations under the DIP Agreement.

                  (ii) Except as described on Schedule 4.1(w), no event or condition has occurred that constitutes or would, with the lapse of time or the giving of notice, or both, constitute a "Default" or "Event of Default" under the DIP Agreement.

                  (iii) All consents of the Agent or the Lenders required under the DIP Agreement to Sellers' execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and Sellers' performance of their obligations hereunder have been obtained.

                  (iv) Since February 17, 2004, Availability as evidenced by WSC's borrowing base certificate has been greater than $5,000,000 but less than $20,000,000.

                  (v) WSC has not requested, and the Agent and the Lenders have not made, any Overadvance or Collateral Protection Loan.

                  (vi) The budget referred to in Section 4.1(w)(i) contains the true and correct budget for Sellers' professional fees and expenses related to the Bankruptcy Case (as defined in the DIP Agreement) as approved by the Bankruptcy Court, the Agent and the Lenders.

                  (vii) Schedule 4.1(w) lists all Letters of Credit and LC Guaranties that are outstanding under the DIP Agreement.

         SECTION 4.2 Representations and Warranties of ISG and Buyer. ISG and Buyer hereby represent and warrant to Sellers as follows:

         (a) Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its properties and assets and to conduct its businesses as now conducted.

         (b) Qualification to Conduct Business. Buyer is duly qualified to do business as a foreign corporation and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the businesses conducted by it makes such qualification necessary.

         (c) Authorization and Validity. Buyer has, or on the Closing Date will have, all requisite corporate power and authority to enter into this Agreement and any

                  Ancillary Agreement to which Buyer is or will become a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and any Ancillary Agreement to which Buyer is or will become a party and the performance of Buyer's obligations hereunder and thereunder have been, or on the Closing Date will be, duly authorized by all necessary corporate action by the Board of Directors of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize such execution, delivery and performance. This Agreement has been, and any Ancillary Agreement to which Buyer is or will become a party has been, or on the Closing Date will be, duly executed by Buyer and constitute, or will constitute, when executed and delivered, Buyer's valid and binding obligations, enforceable against it in accordance with their respective terms except as may be limited by bankruptcy or other laws affecting creditors' rights and by equitable principles.

         (d) No Conflict or Violation. Subject to the receipt of the consents set forth on Schedule 4.2(e), the execution, delivery and performance by Buyer of this Agreement and any Ancillary Agreement to which Buyer is or will become a party do not and will not (i) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Buyer, (ii) violate any provision of law, or any order, judgment or decree of any court or Government applicable to Buyer or (iii) violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contract to which Buyer is party or by which Buyer is bound or to which any of Buyer's properties or assets is subject.

         (e) Consents and Approvals. Schedule 4.2(e) sets forth a true and complete list of each consent, waiver, authorization or approval of any Person and each declaration to or filing or registration with any Government that is required in connection with the execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which Buyer is or will become a party or the performance by Buyer of its obligations hereunder or thereunder.

         (f) Adequate Assurances Regarding Acquired Contracts. Buyer is capable of satisfying the conditions contained in sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Acquired Contracts.

         (g)      Reports; Financial Statements.

                  (i) Prior to the Execution Date, Buyer provided Sellers with a copy of the Prospectus of ISG, dated December 11, 2003 (the "PROSPECTUS").

                  (ii) Since the date of the Prospectus, ISG has filed all reports, schedules, forms, statements and other documents filed or required to be filed with the SEC (collectively, including the Prospectus, the "ISG REPORTS"), each of which has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Exchange Act, as applicable, each as in effect on the date so filed.

                  (iii) Each of the audited and unaudited consolidated financial statements of ISG (including any related notes thereto) included in the ISG Reports was prepared in accordance with GAAP (except as indicated in the notes thereto and subject, in the case of any unaudited interim financial statements, to the absence of notes) and fairly presents the financial position and results of operations and cash flows of ISG and its subsidiaries as of the dates and for the periods indicated, subject to normal year-end adjustments.

         (h) Litigation. Except as set forth on Schedule 4.2(h), there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of Buyer, threatened, before any federal or state court, Government or Person brought by or against Buyer, or any Related Person of Buyer that could reasonably be expected to affect the ability of Buyer to consummate the transactions contemplated by this Agreement and each Ancillary Agreement.

         (i) Adequacy of Funds. Buyer has access to sufficient resources to fund the Total Consideration.

         SECTION 4.3 Warranties Are Exclusive. The parties acknowledge that the representations and warranties contained in this Article 4 are the only representations or warranties given by the parties and that all other express or implied warranties are disclaimed. Without limiting the foregoing, Buyer acknowledges that, except for the representations and warranties contained in
Section 4.1, the Acquired Assets are conveyed "AS IS," "WHERE IS" and "WITH ALL FAULTS" and that all warranties of merchantability or fitness for a particular purpose are disclaimed. WITHOUT LIMITING THE FOREGOING, BUYER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 4.1, SELLERS AND THEIR RELATED PERSONS AND AFFILIATES HAVE MADE NO REPRESENTATION OR WARRANTY CONCERNING ANY (A) USE TO WHICH THE ACQUIRED ASSETS MAY BE PUT, (B) FUTURE REVENUES, COSTS, EXPENDITURES, CASH FLOW, RESULTS OF OPERATIONS, FINANCIAL CONDITION OR PROSPECTS THAT MAY RESULT FROM THE OWNERSHIP, USE OR SALE OF THE ACQUIRED ASSETS OR THE ASSUMPTION OF THE ASSUMED LIABILITIES OR (C) OTHER INFORMATION OR DOCUMENTS MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR RELATED PERSONS.

                   ARTICLE 5. COVENANTS AND OTHER AGREEMENTS

         SECTION 5.1 Pre-Closing Covenants of Sellers. Sellers covenant to ISG and Buyer that, during the period from the Execution Date through and including the Closing Date:

         (a) Conduct of Business Before the Closing Date. Unless otherwise agreed by Sellers and Buyer, Sellers shall conduct their respective businesses in all material respects in the manner in which they have been conducted since the WSC Petition Date, the FWH Petition Date or the WVHC Petition Date, as the case may be, and shall use commercially reasonable efforts to preserve intact their respective businesses or organizations and relationships with third parties. Except as set forth on
                  Schedule 5.1(a) or as required pursuant to the terms of this Agreement, without obtaining the prior consent of Buyer to take any actions not permitted or required by the following clauses (i) - (xiv), Sellers:

                  (i) shall not take or agree to commit to take any action that would make any representation or warranty of any Seller inaccurate in any material respect at, or as of any time prior to, the Closing Date;

                  (ii) shall not offer credit terms or trade promotions to any customers except in all material respects in a manner consistent with past practices with respect to the applicable product lines of WSC or except to the extent reasonably necessary to be competitive with competitors' product offerings;

                  (iii) shall not borrow funds from any Person or declare or pay dividends, to any Person, except for (A) intercompany borrowing and related cash management practices in all material respects in the ordinary course of business consistent with past practices,
                           (B) borrowing under the DIP Facility, and (C) granting or obtaining trade credit terms in the ordinary course of business;

                  (iv) shall keep in full force and effect, and pay all premiums and other amounts due under, the insurance policies required to be set forth on Schedule 4.1(p);

                  (v) shall continue to take all actions consistent with past practice and existing plans to comply, in all material respects, with Environmental Laws, including, without limitation, disposal of all Hazardous Materials;

                  (vi) shall not make any change in its general pricing practices or policies or any material change in its credit or allowance practices or policies, except to the extent reasonably necessary to be competitive;

                  (vii) shall not enter into any material Contract or any material amendment, modification or termination (partial or complete) of, grant any material waiver under or give any material consent with respect to, any Contract set forth on Schedule 1.1(c) or that is otherwise required to be disclosed in the Schedules to Section 1.1;

                  (viii) shall not place or impose any Lien other than Permitted Liens on any material portion of the Acquired Assets;

                  (ix) shall not sell or dispose of any Acquired Assets other than sales of products, inventory and obsolete equipment in the ordinary course of business;

                  (x) shall not enter into, amend, modify or terminate, in any material respect, any Contract with respect to the Intellectual Property rights of any Person;

                  (xi) shall not shut down the Number One and Number Four blast furnaces during the same period of time (the "WSC SHUTDOWN"); and

                  (xii) subject to Section 11.2, shall not take any other action or enter into any other transaction (including any transactions with Affiliates) other than in a manner consistent with past practice or other than the transactions contemplated by this Agreement or any Ancillary Agreement to which Sellers are party, or as required in connection with the Bankruptcy Code.

         (b) Cooperation. Sellers shall use commercially reasonable efforts to (i) obtain the Consents, (ii) take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective as soon as possible the transactions contemplated hereby, including, without limitation, commencing the FWH Bankruptcy Case and the WVHC Bankruptcy Case and, after such commencement in the case of FWH and WVHC, assuming and ratifying this Agreement in such bankruptcy cases, and (iii) assist Buyer in the transfer of or obtaining any Permits required to own the Acquired Assets. Sellers acknowledge that Buyer has the right, in cooperation with Sellers, to take any and all commercially reasonable actions in order to obtain the Consents without the incurrence of cost or obligation to Sellers. In addition, Sellers shall use commercially reasonable efforts to obtain, and assist Buyer in obtaining, such Consents; provided, however, that (A) Buyer has no obligation to obtain the Consents (other than to sign an assumption agreement, pay Cure Costs and provide adequate assurances as contemplated by this Agreement), (B) Buyer will not incur any liability under this Agreement or otherwise for Buyer's failure to take any further actions to obtain such Consents and (C) in no event will any failure of Buyer to obtain such Consents be construed as a waiver by Buyer of any of the conditions set forth in Section 7.2.

         (c) Access to Records and Properties. Buyer shall be entitled, at its expense, and Sellers shall permit Buyer, to conduct such investigation of the condition (financial or otherwise), businesses, assets, properties or operations of Sellers as Buyer shall reasonably deem appropriate. Sellers shall (i) provide Buyer and its Related Persons full and complete access at any reasonable time to all the facilities, offices and personnel of Sellers and to all of the books and records of Sellers, including, without limitation, to perform field examinations and inspections of Sellers' inventories and other properties; (ii) cause Sellers' respective Related Persons to furnish Buyer with such financial and operating data and other information with respect to the condition (financial or otherwise), businesses, assets, properties or operations as Buyer shall reasonably request; (iii) provide Buyer and the Title Company with all customary documents, certificates and instruments required by the Title Company to issue the title insurance contemplated by Section 7.2(h); and (iv) permit Buyer to make such inspections and copies thereof as Buyer may require, including, without limitation, to conduct such environmental assessments and investigations of the Real Property and surrounding real property as Buyer or its advisors and consultants may deem reasonably necessary or appropriate and to conduct sampling and analysis of environmental media to detect the presence or confirm the absence of contamination, including any contamination which may be present in groundwater and the sources of any such contamination; provided, however, that Buyer shall use commercially reasonable efforts to prevent any such investigation from unreasonably interfering with the operation of the businesses of Sellers. In addition, at Buyer's expense, Sellers shall (i) consistent with its anti-trust guidelines, provide Buyer and its Related Persons with full and complete access to its customers and suppliers and the opportunity to make cooperative and investigative sales calls on its customers; (ii) provide Buyer and its Related Persons office space at its facilities and access to such office space at all times; and (iii) permit Buyer and its Related Persons to talk to the employees of any Seller as Buyer deems appropriate for the purpose of determining the suitability of such employees for employment by Buyer after the Closing Date; provided, however, that Buyer shall use reasonable efforts to prevent any such conversations from unreasonably interfering with the operations of Sellers' respective businesses and such employee's duties with Sellers.

         (d) Notice of Certain Events. Sellers shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to Buyer's obligations to consummate the transaction(s) contemplated by this Agreement or by any Ancillary Agreement not to be fulfilled.

         (e) Buyer's Right to Advise. Buyer shall have the right to consult with, and make specific recommendations to, Sellers regarding all aspects of management and operations of Sellers and potential cost-cutting measures that may be implemented prior to the Closing Date. Sellers agree to consider in good faith, and in their reasoned business judgment, any such recommendations and to discuss such recommendations with Buyer. Notwithstanding the foregoing, nothing in this Agreement shall give Buyer or its Affiliates, directly or indirectly, the right to control or direct the management and operations of Sellers prior to the Closing Date. Prior to the Closing Date, Sellers shall exercise, consistent with the terms and conditions of this Agreement, complete control, supervision and decision-making authority over the management and operations of Sellers.

         (f) Reporting; Payoff Certificate. Sellers will provide Buyer with periodic reports of the amount of the Senior Debt (including a break-out of the components thereof) and all other documentation reasonably requested by Buyer from time to time prior to the Closing in connection with the determination of the Purchase Price Increase and Sellers' compliance with the covenants contained in Section 5.1(g). No later than two Business Days prior to the Closing Date, Sellers will provide Buyer with a certification of the amount required to indefeasibly and finally satisfy the Senior Debt in full in cash (except that for each Unresolved Claim Sellers will instead certify as to their best estimate of the amount of such Unresolved Claim as of the Closing Date) (the "PAYOFF CERTIFICATE"), including a certification from the Agent of the amount required to indefeasibly and finally satisfy the DIP Obligations in full in cash on the Closing Date.

         (g)      Covenant Compliance.

                  (i) From the Execution Date until the Closing Date, WSC will comply with all of its covenants under the DIP Agreement and will not cause or permit to occur any event or condition that constitutes a "Default" or "Event of Default" under the DIP Agreement; provided that (A) WSC's failure to comply with the Minimum Cumulative EBITDAR, Minimum Monthly EBITDAR, Cumulative Restructuring Expenses and Individual Restructuring Expenses covenants listed on Exhibit
                           8.3 to the DIP Agreement will not be a breach hereunder (1) if such failure is waived by the Agent and the Lenders without amendment to the DIP Agreement; or (2) if such waiver is not made or obtained, so long as the failure to comply with any such covenant or covenants does not result in a material change in the Agent's or the Lenders' administration of the loans under the DIP Agreement; and (B) the execution and delivery of this Agreement by Sellers, and the consummation of the transactions contemplated hereby, will not be a breach hereunder notwithstanding
                           Section 8.2.9 and Section 10.1.21 of the DIP
                           Agreement.

                  (ii) From the Execution Date until the Closing Date, WSC will not in any material respect amend or modify the DIP Agreement or change its administration of its borrowings thereunder, or permit any such amendment, modification or change.

                  (iii) From the Execution Date until the Closing Date, WSC will not request or permit the issuance of any additional Letters of Credit or LC Guaranties or amend, modify or extend any outstanding Letters of Credit or LC Guaranties.

                  (iv) Nothing in this Agreement, including, without limitation, the provisions of Section 4.1(w)(iii) and
                           Section 5.1(g)(i), shall be construed as a waiver by the Agent or any Lender of any Default or Event of Default under the DIP Agreement that may be continuing on the Amendment Date or any Default or Event of Default under the DIP Agreement that may occur after the Amendment Date, and the parties hereto acknowledge that the Agent and the Lenders have not agreed to forbear with respect to any of their respective rights or remedies concerning any Default or Event of Default under the DIP Agreement that may have occurred or are continuing as of the Amendment Date or that may occur thereafter.

         (h) Cash Sweeps. Sellers will continue to permit daily cash sweeps of all of Sellers' bank accounts as currently required by the Agent, and Agent will continue to apply all such cash to reduce the DIP Obligations. Sellers do not currently own and will not prior to the Closing Date acquire any cash equivalents, including, without limitation, any money market funds, certificates of deposit or similar investment securities.

         (i) Avoidance Claims. At or prior to Closing, the Debtors will discharge and/or release all Claims with respect to the Avoidance Actions and will take all actions necessary, including, without limitation, filing all motions with the Bankruptcy Court, to effectuate the foregoing.

         SECTION 5.2 Pre-Closing Covenants of ISG and Buyer. ISG and Buyer covenant to Sellers that, during the period from the Execution Date through and including the Closing Date or the earlier termination of this Agreement:

         (a) Cooperation. Buyer shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective as soon as possible the transactions contemplated hereby.

         (b) Adequate Assurances Regarding Acquired Contracts and Required Orders. With respect to each Acquired Contract, Buyer shall provide adequate assurance of the future performance of such Acquired Contract by Buyer. Buyer shall promptly take such actions as may be reasonably requested by Sellers to assist Sellers in obtaining the Bankruptcy Court's entry of the Bankruptcy Sale Order and any other order of the Bankruptcy Court reasonably necessary to consummate the transactions contemplated by this Agreement.

         (c) Management of Expenses. Buyer shall use commercially reasonable efforts to assist Sellers in minimizing the actual amount of the Payroll Liabilities.

         (d) Notice of Certain Events. Buyer shall promptly notify Sellers of, and furnish Sellers any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that would reasonably be expected to cause any of the conditions to Sellers' obligations to consummate the transactions contemplated by this Agreement or by any Ancillary Agreement not to be fulfilled.

         (e) Environmental Permits. Buyer shall use commercially reasonable efforts to promptly obtain or consummate the transfer to Buyer of any Permit required to operate the Acquired Assets under applicable Environmental Laws and Buyer shall periodically notify Sellers of the status of such efforts.

         SECTION 5.3 Other Covenants of Sellers, ISG and Buyer.

         (a) Litigation Assistance. From and after the Closing Date, at the request and at the sole expense of Sellers, Buyer shall use commercially reasonable efforts to secure the cooperation of Buyer's employees in Sellers' defense of any postpetition Claims and in Sellers' prosecution of any Claims.

         (b)      Improper Receipt of Payment. From and after the Closing Date,
                  (i) Sellers shall promptly forward to Buyer any and all payments received by Sellers from customers or any other Persons that constitute part of the Acquired Assets and (ii) Buyer and ISG shall promptly forward to Sellers any and all payments received by Buyer or ISG from customers or any other Persons that constitute part of the Excluded Assets.

         (c) Management of Expenses. Sellers shall use commercially reasonable efforts to minimize the actual amount of the Retained Liabilities and the Assumed Liabilities.

         (d) Disclosure Supplements. Sellers, on the one hand, shall notify ISG and Buyer of, and Buyer on the other hand, shall notify Sellers of, and shall supplement or amend the Schedules to this Agreement with respect to, any matter that (i) may arise after the Execution Date and that, if existing or occurring at or prior to the Execution Date, would have been required to be set forth or described in the Schedules to this Agreement or
                  (ii) makes it necessary to correct any information in the Schedules to this Agreement or in any representation and warranty of Sellers, ISG or Buyer, as applicable, that has been rendered inaccurate thereby. Each such notification and supplementation shall be made no later than three days before the date set for the Closing by the parties. No supplement or amendment to the Schedules to this Agreement or any delivery of Schedules after the Execution Date, unless expressly acknowledged by Buyer or Sellers, as applicable, as a cure or modification, shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement or modify, affect or diminish Buyer's right to exclude Contracts as provided in Section 1.6(a) or Buyer's or Sellers' right to terminate this Agreement pursuant to Section 8.1.

         (e) Bulk Sale Compliance. Notwithstanding anything contained in this Agreement, ISG and Buyer hereby waive compliance with any bulk sale rule that relates to any Taxes of Sellers.

         (f) Government Consents. Within ten business days following the Execution Date, each of ISG and WSC will file or cause to be filed a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, together with all of its implementing regulations ("HSR ACT"), will use its respective reasonable best efforts to obtain early termination of the applicable waiting period under all Antitrust Laws and will take all further actions and make all further filings pursuant to the Antitrust Laws that may be necessary, proper or advisable. Fees payable to any Government in connection with filings required by the Antitrust Laws will be shared equally by Buyer and WSC. Nothing contained in this Agreement will require Buyer or any of its Affiliates or Related Persons to enter into any agreement, consent decree or other commitment requiring Buyer or any of its Affiliates or Related Persons to (x) divest or hold separate any assets of Sellers, ISG or any of their Affiliates or Related Persons, (y) litigate, pursue or defend any action or proceeding challenging any of the transactions contemplated hereby as violative of any Antitrust Laws, or (z) take any other action. In connection with the foregoing, each party (a) will promptly notify the other party in writing of any communication received by that party or its Affiliates or Related Persons from any Government, and subject to applicable law, provide the other party with a copy of any such written communication (or written summary of any oral communication), and (b) will not participate in any substantive meeting or discussion with any Government in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Government, give the other party the opportunity to attend and participate thereat.

         SECTION 5.4 Employment Covenants and Other Undertakings.

         (a) Employee Benefits. Except as provided in Section 1.3(e), Sellers shall retain all liabilities and obligations in respect of its past, present and future employees under applicable laws and the Sellers Benefit Plans. Without limiting the generality of the foregoing or of Section 1.4, Buyer shall have no liability or obligation whatsoever under the Sellers Benefit Plans nor shall Buyer assume the sponsorship of the Sellers Benefit Plans. Unless and until such Sellers Benefit Plans are terminated, Sellers shall retain sponsorship and all of its rights and obligations under all of the Sellers Benefit Plans. Prior to or upon commencement of employment with Buyer of any employees of Sellers hired by Buyer as of or after the Closing, Buyer shall offer such employees and their dependents employee benefits on such terms and conditions as Buyer may, in its sole discretion, determine, including, without limitation, such terms and conditions as Buyer may in its sole discretion agree with the ISU or with any other labor organization representing such employees.

         (b) Future Employment. Buyer, in its sole discretion, may offer employment from and after the Closing to such employees or former employees of Sellers, and on such terms and conditions as required by an Acquired Contract or as Buyer may determine, in its sole discretion, including, without limitation, such terms and conditions as Buyer may in its sole discretion agree with the ISU or with any other labor organization representing such employees.

         (c) No Right to Employment. Nothing herein expressed or implied shall confer upon any of the employees of any Seller, Buyer or any of their or its respective Affiliates, any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement. Except as required by law or labor agreement, Buyer shall not be required to hire any employee of any Seller after the Closing, and the employment of any such employees may be terminated after the Closing in accordance with the applicable law or labor agreement.

         (d) Employment Records. Except as otherwise provided in the Transition Services Agreement and for those records required by law to be maintained by Buyer, Sellers shall use commercially reasonable efforts to remove the Employment Records from the Real Property as soon as practicable after Sellers no longer require the use of such Employment Records. Any Employment Records remaining on the Real Property after Sellers no longer require the use of such Employment Records may be removed, disposed of or destroyed by Buyer; provided, however, that Buyer must give Sellers 30 days written notice before removing, disposing of or destroying such Employment Records, except as otherwise required by law.

         (e) Labor Matters. During the period between the Execution Date and the Closing Date, Buyer and Sellers shall reasonably cooperate on labor matters to effect the transactions contemplated by this Agreement and the orderly transition of the operations of the Acquired Assets from Sellers to Buyer. Sellers shall comply with any obligations to bargain with any labor organizations representing their employees with respect to the transactions contemplated by this Agreement and/or the effects of such transactions on their represented employees, in accordance with applicable law.

         (f) Plant Closing Laws. Other than the implementation of layoffs associated with WSC's current coke shortage, without Buyer's prior written consent, Sellers shall take no action that results in a "plant closing" or "mass layoff" within the definitions of the WARN Act or any applicable state laws prior to the Closing. At least 60 days prior to the Closing, Sellers shall provide a contingent notice (in a form subject to the review and comment of Buyer) to all affected employees or their labor representatives, as well as appropriate state and local government officials, in compliance with the WARN Act and any applicable state laws.

         (g) Other Obligations. Except as otherwise required by law, specified in this Agreement, or otherwise agreed in writing by Buyer and/or its Affiliates, neither Buyer nor its Affiliates shall be obligated to provide any severance, separation pay, or other payments or benefits, including any key employee retention payments, to any employee of any Seller on account of any termination of such employee's employment on or before the Closing Date, and such benefits (if any) shall be payable by Sellers.

         (h) Health Insurance Coverage. (i) As soon as administratively possible after the Execution Date, Sellers shall file a motion with the Bankruptcy Court seeking to terminate their obligations to provide health insurance benefits (other than COBRA) to their retirees. Promptly upon the entry of such an order, Sellers shall terminate their obligations to provide health insurance benefits (other than COBRA) to their retirees. Sellers shall take steps to ensure that such termination of Sellers' obligations to provide retiree health insurance benefits shall be effective prior to the Closing Date. Buyer shall be entitled to review and comment on any documents filed with the Bankruptcy Court related to the termination of Sellers' retiree health insurance obligation (including motions pursuant to Bankruptcy Code section 1114).

                  (ii) Sellers shall, either directly or through a third party at Sellers' expense, provide all notices that Sellers' former employees and retirees are entitled to receive under COBRA in connection with a group health plan provided by Sellers, subject to the timely review and comment of Buyer. Notices required as a result of a qualifying event under Code section 4980B(f)(3) shall be provided promptly after the qualifying event and shall include information with regard to an individual's ability to receive the tax credit provided under Code section 35. Sellers shall, at Buyer's reasonable request, include with any notice described in this Section 5.4(h) any materials requested by Buyer in a timely manner, which materials shall be subject to Sellers' review and comment. If the materials included at Buyer's request with the notice described in this Section 5.4(h) increase the cost of such notice, Buyer shall be responsible for paying the amount equal to such increase in cost.

                  (iii) Sellers shall take reasonable actions necessary to ensure that the initial COBRA continuation coverage elections of its former employees, retirees and their dependents are reported to Sellers. Sellers shall maintain records ("COBRA RECORDS") of each of Sellers' former employees, retirees and their dependents who elect COBRA continuation coverage as a result of receiving the notice described in this Section 5.4(h) or who were receiving COBRA continuation coverage from Sellers on the Closing Date. Such COBRA Records shall include
                  (i) the name and address of the former employee or retiree,
                  (ii) the specific qualifying event (listed under Code section 4980B(f)(3)) that entitled the former employee or retiree and his or her dependents to elect COBRA continuation coverage,
                  (iii) the date on which COBRA continuation coverage was elected, (iv) the type of health plan coverage elected, and
                  (v) the name of the former employee or retiree's dependents who elected COBRA continuation coverage.

                  (iv) Sellers shall provide Buyer with the COBRA Records after the expiration of the time period during which Sellers' former employees and retirees are entitled to elect the COBRA continuation coverage. Beginning on the later of the Closing Date or 60 days or such shorter time as the parties may reasonably agree after Seller provides Buyer with the COBRA Records, Buyer shall provide the continuation coverage pursuant to COBRA to any of Sellers' former employees, retirees or their dependents who are "m & a qualified beneficiaries" (as defined in 26 C.F.R. Section 54.4980B-9) and who elect such coverage, if entitled to do so. Sellers shall provide the continuation coverage pursuant to COBRA to any of Sellers' former employees, retirees and their dependents until Buyer begins COBRA continuation coverage for such persons in accordance with this paragraph.

         (i) Employee and Retiree Information. To the extent necessary to enable Buyer to meet any obligation Buyer may have to any employees, former employees and retirees of Sellers after the Closing Date, Sellers shall provide to Buyer, at Buyer's request, in a format reasonably acceptable to Buyer, the name, social security number, dates of service, most recent job position, seniority, and most recent annual salary or wage rate of each employee, retiree and any former employee with reemployment or recall rights of Sellers and the name or names of each such employee's, retiree's and former employee's spouse and dependents; provided, however, that Sellers shall be obligated to provide only such information as may be reflected on Sellers' records. Sellers shall also provide to Buyer, at Buyer's request, such additional available information with regard to employees, former employees and retirees of Sellers as Buyer may reasonably request in connection with any obligation Buyer may have to such employees, former employees and retirees of Sellers after the Closing Date.

         SECTION 5.5 Covenants Relating to Offerings, Financings and Securities Law Compliance. From and after the Motion Date, in connection with (i) any Offering, (ii) obtaining the Lenders' Consent or any other debt financing necessary to consummate the transactions contemplated hereby (the "FINANCING"), and (iii) the preparation and filing of any ISG Reports, Sellers shall (a) cooperate with ISG and Buyer in all reasonable respects in connection with efforts by ISG and/or Buyer to complete the Financing, the Offering, or the preparation and filing of the ISG Reports, as the case may be, including with respect to (x) the preparation and filing with the SEC of a registration statement or, in the case of any private placement, a private placement memorandum or similar document ("OFFERING MEMORANDUM") and (y) access to all financial and other information in possession of Sellers reasonably necessary in connection therewith upon reasonable advance notice; (b) make available, upon reasonable advance notice, the senior management of Sellers for their participation in any "road shows" or other meetings with potential financing sources or investors for the Financing and any Offering and assist with responding to questions and inquiries of financing sources and investors regarding the Financing and any Offering; (c) upon the discovery of the occurrence of any event which causes any prospectus included in any registration statement or Offering Memorandum (or amendment or supplement thereto) to contain any untrue statement of a material fact with respect to Sellers or to omit any material fact necessary to make the statements therein with respect to Sellers, in light of the circumstances under which they were made, not misleading, promptly notify ISG and Buyer of such event and use their commercially reasonable efforts to assist ISG and Buyer in preparing and filing with the SEC an appropriate amendment or supplement to any such registration statement (and any prospectus contained therein) or Offering Memorandum and, in the case of any registration statement, filing the same with the SEC; (d) deliver to ISG and Buyer all financial statements of Sellers, including historical audited and/or unaudited consolidated balance sheets and related combined statements of net income and cash flows (including selected financial data), for any periods ending on or prior to the Closing Date, including, without limitation, the one-year period ended December 31, 2003 and the partial year period ended on the Closing Date, to be included or incorporated into any ISG

Report or registration statement, to the extent required by the Securities Act, and the Exchange Act (collectively, the "SECURITIES LAWS") to be included therein (or in the case of a private placement, as would be required for a registered offering of similar securities), which financial statements and other information shall comply with the requirements of Regulation S-X, and such other financial statements and information as otherwise may be requested by any financing source in connection with the Financing or required under the Securities Laws to be included in any ISG Report or registration statement or Offering Memorandum not later than five business days prior to the date such financial statements and information are so required; (e) if the Securities Laws require financial statements (including pro forma financial statements) for periods beginning before the Closing Date to be provided in any ISG Report or registration statement (or in the case of a private placement, as would be required for a registered offering of similar securities) that do not conform to the historical financial statements prepared by Sellers, deliver such financial information and provide ISG and Buyer with reasonable assistance in the preparation of the additional financial statements required by the Securities Laws not later than five business days prior to the date such financial statements are so required; (f) use commercially reasonable efforts to cause Sellers' independent public accountants to conduct all reviews and provide all financial reports and information required by the Securities Laws, or as may otherwise be customary for transactions such as any Offering, including customary "comfort" letters and consents, to be completed in connection with the preparation of any ISG Report or registration statement or Offering Memorandum;
(g) reasonably assist ISG and Buyer with the hosting of one or more meetings with ISG's and Buyer's prospective arrangers, agents and lenders in connection with any Offering; (h) reasonably assist with the preparation of one or more confidential memoranda and other marketing materials to be used in connection with the syndication of the credit facilities contemplated by any Offering; and
(i) use commercially reasonable efforts to assist ISG and Buyer in obtaining ratings of the credit facilities contemplated by any debt securities to be issued in any Offering, including, without limitation, to cause Sellers senior management to meet with applicable ratings agencies. Buyer shall pay all out-of-pocket expenses reasonably incurred by Sellers in taking any actions contemplated by this Section 5.5.

         SECTION 5.6 Administration of Payroll Liabilities. WSC shall supply Buyer with such information regarding the Payroll Liabilities as Buyer may reasonably request. At Buyer's request, WSC shall act as Buyer's agent for the limited purpose of paying any or all Payroll Liabilities assumed at the Closing. In such case, Buyer shall notify WSC of those current and former employees of WSC, and those Payroll Liabilities, for which WSC shall act as Buyer's agent. As promptly as practicable after such notice is given, and in any event not less than three Business Days prior to the date on which any assumed Payroll Liability is due to be paid, WSC shall provide to Buyer a statement of the gross amount of the Payroll Liabilities and a breakdown thereof in reasonable detail. WSC shall pay any Payroll Liability assumed by Buyer on the later to occur of
(i) the date on which such payment is due and (ii) one Business Day after WSC receives from Buyer the funds to pay such Payroll Liability. At Buyer's request and expense, WSC shall take such steps as Buyer may reasonably request (including, without limitation, establishment of one or more separate bank accounts not subject to the control of any lender of WSC) to segregate and protect funds advanced by Buyer pursuant to this Section 5.6.

                                ARTICLE 6. TAXES

         SECTION 6.1 Taxes Related to Purchase of Acquired Assets. All Taxes, including, without limitation, all state and local Taxes in connection with the transfer of the Acquired Assets, and all recording and filing fees (collectively, "TRANSACTION TAXES"), that may be imposed by reason of the sale, transfer, assignment and delivery of the Acquired Assets and that are not exempt under section 1146(c) of the Bankruptcy Code, shall be borne by Buyer. Buyer and Sellers shall cooperate to (a) determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement, (b) provide all requisite exemption certificates and (c) prepare and file any and all required Tax Returns for or with respect to such Transaction Taxes with any and all appropriate Government taxing authorities.

         SECTION 6.2 Cooperation on Tax Matters.

         (a) Buyer and Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Acquired Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any Government relating to Tax matters.

         (b) Buyer shall retain possession of all accounting, business, financial and Tax records and information (i) relating to the Acquired Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred to Buyer hereunder and (ii) coming into existence after the Closing Date that relate to the Acquired Assets or the Assumed Liabilities before the Closing Date, for a period of at least three years from the Closing Date. Buyer shall give Sellers notice and an opportunity to retain any such records in the event that Buyer determines to destroy or dispose of them after such period. In addition, from and after the Closing Date, Buyer shall provide access to Sellers and their Related Persons (after reasonable notice and during normal business hours and without charge), to the books, records, documents and other information relating to the Acquired Assets or the Assumed Liabilities as Sellers may reasonably deem necessary to (i) properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, claim, filing, tax audit, tax protest, suit, proceeding or answer or (ii) administer or complete any cases under chapter 11 of the Bankruptcy Code of Sellers. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Acquired Assets or the Assumed Liabilities.

         SECTION 6.3 Allocation of Purchase Price. Buyer and Sellers will allocate the Total Consideration among the Acquired Assets in accordance with a schedule to be reasonably agreed by them prior to the Closing Date (the "ALLOCATION"). If the parties are not able to agree upon the Allocation prior to the Closing Date, then Buyer's allocation shall be the Allocation. The Allocation will be binding upon Buyer and Sellers and their respective successors and assigns, and none of the parties to this Agreement will take any position (whether in returns, audits or otherwise) that is inconsistent with the Allocation. Buyer and Sellers will report the purchase and sale of the Acquired Assets on all tax returns, including, without limitation, Form 8594 as provided for in section 1060 of the Code, in accordance with the Allocation and will cooperate in timely filing with the Internal Revenue Service their respective Forms 8594.

           ARTICLE 7. CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

         SECTION 7.1 Conditions Precedent to Performance by Sellers. The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which (other than the conditions contained in Section 7.1(c) and Section 7.1(e)) may be waived by Sellers, in their sole discretion:

         (a) Representations and Warranties of ISG and Buyer. The representations and warranties of ISG and Buyer made in
                  Section 4.2 of this Agreement, in each case, shall be true and correct as of the Execution Date and as of the Closing Date as though made by ISG and Buyer again as of the Closing Date, except to the extent (i) such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date, and (ii) any inaccuracies in such representations and warranties would not, individually or in the aggregate, reasonably be expected to result in an ISG Material Adverse Effect.

         (b) Performance of the Obligations of ISG and Buyer. Each of ISG and Buyer shall have performed in all material respects all obligations required under this Agreement or any Ancillary Agreement to which it is party which are to be performed by it on or before the Closing Date (except with respect to the obligation to pay the Total Consideration in accordance with the terms of this Agreement and any obligations qualified by materiality, which obligations shall be performed in all respects as required under this Agreement).

         (c) Governmental Consents and Approvals. The Bankruptcy Court shall have entered the Bankruptcy Sale Order, the Bankruptcy Sale Order shall be in full force and effect, and no order staying, reversing, modifying, vacating or amending the Bankruptcy Sale Order shall be in effect on the Closing Date.

         (d) No Violation of Orders. No preliminary or permanent injunction or other order of any court or Government that declares this Agreement invalid or unenforceable in any material respect or which prevents the consummation of the transactions contemplated hereby shall be in effect.

         (e) HSR Act. All applicable waiting periods under any Antitrust Laws shall have expired or been terminated.

         (f) No Litigation. There shall not be pending or threatened in writing by any Government any suit, action or proceeding (i) challenging or seeking to restrain, prohibit, alter or materially delay the consummation of any of the transactions contemplated by this Agreement or (ii) seeking to obtain from any Seller any damages in connection with the transactions contemplated hereby.

         (g) Workers' Compensation. Sellers shall have received a release from the West Virginia Workers' Compensation Commission or the West Virginia Workers' Compensation Fund (collectively, the "WVWCF") and/or the "Commissioner" (as defined in WVA CSR
                  Section 85-11-2.4) or the "Executive Director" (as defined in WVA CSR Section 85-11-2.10) of, or other confirmation reasonably satisfactory to Sellers from the WVWCF that it will not assert, any claims the WVWCF may have against any "person" (as defined in WVA CSR Section 85-11-3.10)) of any Seller or any "responsible person" (as defined in WVA CSR Section 85-11-2.9(b)) of any Seller.

         (h) Closing Deliveries. Buyer shall have made the deliveries contemplated under Section 3.3.

         SECTION 7.2 Conditions Precedent to the Performance by ISG and Buyer. The obligations of ISG and Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which (other than the conditions contained in Section 7.2(c) and Section 7.2(e)) may be waived by Buyer, in its sole discretion:

         (a) Representations and Warranties of Sellers. The representations and warranties of Sellers made in Section 4.1 of this Agreement shall be true and correct as of the Execution Date and as of the Closing Date as though made by Sellers again as of the Closing Date, except to the extent (i) such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct on and as of such earlier date and (ii) any inaccuracies in such representations and warranties would not, individually or in the aggregate, reasonably be expected to result in a Sellers Material Adverse Effect.

         (b) Performance of the Obligations of Sellers. Sellers shall have performed in all material respects all obligations required under this Agreement or any Ancillary Agreement to which any Seller is party to be performed by any Seller on or before the Closing Date (except with respect to any obligations qualified by materiality, which obligations shall be performed in all respects as required under this Agreement).

         (c) Governmental Consents and Approvals. The Orders shall have been entered and become Final Orders.

         (d) No Violation of Orders. No preliminary or permanent injunction or other order of any court or Government that declares this Agreement invalid in any material respect or prevents the consummation of the transactions contemplated hereby shall be in effect.

         (e) HSR Act. All applicable waiting periods under any Antitrust Laws shall have expired or been terminated.

         (f) No Litigation. There shall not be pending or threatened in writing by any Government any suit, action or proceeding, (i) challenging or seeking to restrain, prohibit, alter or materially delay the consummation of any of the transactions contemplated by this Agreement, (ii) seeking to obtain from Buyer or any of its Affiliates any damages in connection with the transactions contemplated hereby or (iii) seeking to prohibit Buyer or any of its Affiliates from effectively controlling or operating any portion of the Acquired Assets.

         (g)      Third Party Consents and Approvals. Those Consents listed on
                  Schedule 4.1(g) as being closing conditions shall have been obtained.

         (h) Title Insurance. The Title Company shall have issued (or advised Buyer in writing that it will issue), upon Buyer's payment of the cost therefor and all fees and expenses of the Title Company and upon Sellers' delivery of all customary documents, certificates and instruments reasonably required by the Title Company, an ALTA (or local equivalent) owner's policy of title insurance or a signed marked up binder in respect thereof, dated the Closing Date for each of the Real Properties listed on Schedule 1.1(a) as requiring title insurance, insuring in Buyer or its designee the interest being acquired by Buyer in each property, subject only to Permitted Liens (specifically deleting the standard exceptions other than (i) the standard survey exception except for properties where Buyer has obtained a survey; and (ii) the parties-in-possession exception; provided, however, that Sellers shall nonetheless agree to make a reasonable knowledge-based representation for the Title Company as to parties-in-possession as part of the customary title affidavit requested by the Title Company) and including such endorsements as are available in the particular states in which the properties are located and as Buyer or its lenders may reasonably require, and in each case in an amount not less than the portion of the Total Consideration allocated to the property being insured thereunder.

         (i) Labor Agreement. The members of the ISU shall have ratified the collective bargaining agreement between the ISU and Buyer; provided, however, that this closing condition will be deemed to have been waived by Buyer if, on or before March 27, 2004, Buyer has not exercised its right under Section 8.1(i) to terminate this Agreement.

         (j) No Material Adverse Effect. There shall not have occurred any event, fact or circumstance that has had, or is reasonably likely to have, a Sellers Material Adverse Effect.

         (k) Lenders Consent. The Lenders' Consent shall have been obtained.

         (l) Workers' Compensation. Buyer shall have reached an agreement with the WVWCF (and other relevant parties), which agreement will provide that (i) Buyer will enter the WVWCF as a subscriber with an experience modification factor of .65 that remains effective until the earlier of (A) July 1, 2005 or (B) the date that ISG or Buyer, as applicable, becomes self-insured for its workers' compensation risk in the State of West Virginia and (ii) if ISG or Buyer does not become self-insured on or before July 1, 2005, then as of July 1, 2005, ISG's or Buyer's experience modification factor shall be calculated based upon the experience of ISG or Buyer, as applicable, from the period beginning the day after the Closing Date and ending on July 1, 2005.

         (m) MABCO Lease. Either (i) Sellers shall have terminated the MABCO Lease and obtained title to all of the property leased thereunder, so that such property (rather than Sellers' current leasehold interest therein) is included with the Acquired Assets conveyed to Buyer at Closing, or (ii) the MABCO Lease shall have been amended on terms satisfactory to Buyer in its absolute discretion.

         (n) Closing Deliveries. Sellers shall have made the deliveries contemplated under Section 3.2.

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


         (o) Coke Supply Agreement. Buyer shall have assumed WSC's rights under the Amended Coke Supply Agreement, effective as of January 1, 2004, by and between United States Steel Corporation and WSC at a price per net ton for coke shipments of screened metallurgical blast furnace coke that is acceptable to Buyer in its absolute discretion.

         (p) Purchase Price Increase. The amount of the Senior Debt (excluding the DIP Obligations) is not more than $10,500,000.

                             ARTICLE 8. TERMINATION

         Section 8.1 Conditions of Termination. This Agreement may be terminated only in accordance with this Section 8.1. This Agreement may be terminated at any time before the Closing as follows:

         (a)      By mutual written consent of Sellers, ISG and Buyer;

         (b) By WSC, by written notice to Buyer, or by Buyer, by written notice to WSC, on or after the date that is 180 days after the Execution Date (the "TERMINATION DATE"), subject, however, to extension by the mutual written consent of Sellers and Buyer, if the Closing shall not have occurred on or prior to the Termination Date; provided, however, that a party shall not have the right to terminate this Agreement under this Section 8.1(b) if any Seller (in case of termination by WSC) or Buyer or ISG (in case of termination by Buyer) is then in material breach of this Agreement;

         (c) By WSC, by written notice to Buyer, or by Buyer, by written notice to WSC, if any injunction or other order contemplated by Section 7.1(d) and Section 7.2(d) shall have become effective; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) has used its commercially reasonable efforts to remove such injunction or other order;

         (d) By WSC, by written notice to Buyer, if WSC has previously provided Buyer with notice of any inaccuracy of any representation or warranty contained in Section 4.2 which inaccuracy could reasonably be expected to result in, individually or in the aggregate with the results of other inaccuracies, an ISG Material Adverse Effect, or a material failure to perform any covenant of ISG or Buyer contained in this Agreement or any Ancillary Agreement to which ISG or Buyer is party, and ISG or Buyer, as applicable, has failed, within 10 days after such notice, to remedy such inaccuracy or perform such covenant or provide reasonably adequate assurance to WSC of ISG's or Buyer's ability, to remedy such inaccuracy or perform such covenant; provided, however, that WSC shall not have the right to terminate this Agreement under this
                  Section 8.1(d) if any Seller is then in material breach of this Agreement;

         (e) By Buyer, by written notice to WSC, if Buyer has previously provided WSC with notice of any inaccuracy of any representation or warranty of any Seller contained in Section 4.1, which inaccuracy could reasonably be expected to result in, individually or in the aggregate with the results of other inaccuracies, a Sellers Material Adverse Effect, or a material failure to perform any covenant of any Seller contained in this Agreement or any Ancillary Agreement to which any

                  Seller is party, and any Seller has failed, within 10 Business Days after such notice, to remedy such inaccuracy or perform such covenant or provide reasonably adequate assurance to Buyer of such Seller's ability to remedy such inaccuracy or perform such covenant; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 8.1(e) if Buyer is then in material breach of this Agreement;

         (f) By Buyer, by written notice to WSC, if any event, fact or circumstance identified in Section 7.2(j) shall have occurred; provided, however, that Buyer shall not have the right to terminate this Agreement under this Section 8.1(f) if Buyer is then in material breach of this Agreement;

         (g) By Buyer, by written notice to WSC, if (i) the Bidding Procedures and Sale Motion is not filed with the Bankruptcy Court on the Execution Date or within five Business Days after the Execution Date, (ii) the Bidding Procedures Order (in the form attached as Exhibit B or in other form satisfactory to Buyer) is not entered by the Bankruptcy Court within 25 days of the Execution Date or (iii) the Bankruptcy Sale Order (in the form attached as Exhibit A or in other form satisfactory to Buyer) is not entered by the Bankruptcy Court within 60 days of the Execution Date;

         (h) By Buyer, by written notice to WSC, if (i) a WSC Shutdown occurs or WSC ceases substantially all of its business operations, or either of the foregoing events is authorized by WSC's board of directors, (ii) the Bankruptcy Court enters an order authorizing (A) a WSC Shutdown or a cessation of substantially all of WSC's business operations or (B) the liquidation of WSC's estate or (iii) WSC's chapter 11 case is converted to a chapter 7 case;

         (i) By Buyer, by written notice to WSC on or prior to March 26, 2004, if the members of the ISU have not ratified the collective bargaining agreement between the ISU and Buyer; or

         (j) Automatically, if Sellers enter into an agreement providing for an Alternative Transaction.

         Section 8.2 Effect of Termination; Remedies.

         (a) In the event of termination pursuant to Section 8.1, this Agreement shall become null and void and have no effect (other than Article 8, Article 11 and Article 12, which shall survive termination), with no liability on the part of Sellers, ISG or Buyer, or their respective Affiliates or respective Related Persons, with respect to this Agreement or any Ancillary Agreement, except for any liability provided for in this
                  Article 8.

         (b)      If this Agreement is terminated pursuant to Section 8.1(a),
                  Section 8.1(b), Section 8.1(c), Section 8.1(f), Section 8.1(g), Section 8.1(h) or Section 8.1(i) then, within two Business Days after such termination, the Performance Deposit, together with any interest accrued thereon, shall be returned to Buyer in accordance with the terms of the Performance Escrow Agreement, and in the event of a termination pursuant to, Section 8.1(g), Section 8.1(h) or Section 8.1(i) Sellers also shall pay to Buyer the Expense Reimbursement in cash.

         (c) If this Agreement is terminated pursuant to Section 8.1(d) then, within two Business Days after such termination, the Performance Deposit, together with any interest accrued thereon, shall be paid to WSC in accordance with the terms of the Performance Escrow Agreement.

         (d) If this Agreement is terminated pursuant to Section 8.1(e) then, (i) within two Business Days after such termination, (A) the Performance Deposit, together with any interest accrued thereon, shall be returned to Buyer in accordance with the terms of the Performance Escrow Agreement and (B) Sellers shall pay to Buyer the Expense Reimbursement in cash and (ii) if WSC enters into an agreement to consummate an Alternative Transaction within one year after such termination, Sellers also shall pay to Buyer a break-up fee in cash equal to $6,375,000 (the "BREAK-UP FEE") at any closing of such Alternative Transaction; provided that Buyer's right to payment of the Break-Up Fee shall be subordinated to payment of the Senior Debt.

         (e) Any payments of the Break-Up Fee or Expense Reimbursement under this Section 8.2 shall be made by Sellers by wire transfer of immediately available funds to an account designated in writing by Buyer. Sellers acknowledge that the Break-Up Fee or Expense Reimbursement (or any portion thereof) are necessary and appropriate expenses for the administration of their estates, pursuant to sections 503 and 507 of the Bankruptcy Code, and that the Break-Up Fee and Expense Reimbursement (or any portion thereof) are allowed administrative expenses against each of their estates. In addition, the Break-Up Fee and the Expense Reimbursement shall be payable directly from and secured by the cash component consideration of the Alternative Transaction.

         (f) If this Agreement is first terminated pursuant to Section 8.1(j) then, (i) within two Business Days after Sellers enter into an agreement to consummate an Alternative Transaction,
                  (A) the Performance Deposit, together with any interest accrued thereon, shall be returned to Buyer in accordance with the terms of the Performance Escrow Agreement and (B) Sellers shall pay to Buyer the Expense Reimbursement in cash, and (ii) Sellers also shall pay to Buyer the Break-Up Fee in cash at the closing of such Alternative Transaction and out of the proceeds thereof.

         Section 8.3 Exclusive Remedy. Prior to the Closing Date, the parties' sole and exclusive remedies for any claim arising out of or in connection with this Agreement shall be termination in accordance with this Article 8.

                    ARTICLE 9. SURVIVAL AND INDEMNIFICATION

         Section 9.1 Survival; Indemnification. None of the representations and warranties of Sellers, ISG and Buyer made in this Agreement shall survive the Closing Date, and all of such representations and warranties shall be extinguished by the Closing. All covenants and agreements of the parties contained in this Agreement shall survive the Closing, except that Sellers shall have no monetary obligation to ISG or Buyer for breach of any covenant or agreement. If the Closing occurs, Buyer shall indemnify and hold harmless Sellers and their respective Affiliates and Related Persons against any and all losses, liability, expense or damage that result from or arise out of the Assumed Liabilities.

         Section 9.2 Specific Performance. Each party acknowledges that in case of any breach of their covenants or other obligations, the others would suffer immediate and irreparable harm, which money damages would be inadequate to remedy, and accordingly, in case of any such breach each non-breaching party shall be entitled to obtain specific performance and other equitable remedies, in addition to other remedies provided in this Article 9.

         Section 9.3 Exclusive Remedy. Following the Closing Date, the respective parties' sole and exclusive remedies for any claim arising out of or in connection with this Agreement shall be those set forth in this Article 9.

                         ARTICLE 10. BIDDING PROCEDURES

         Section 10.1 Bidding Procedures.

         (a) Bankruptcy Court Approval. On the Execution Date or within five Business Days after the Execution Date, Sellers shall file with the Bankruptcy Court a bidding procedures and sale motion in form and substance satisfactory to Buyer in its sole discretion (the "BIDDING PROCEDURES AND SALE MOTION"), seeking entry of a bidding procedures order in form and substance satisfactory to Buyer (the "BIDDING PROCEDURES ORDER"). Sellers shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Bidding Procedures Order as soon as practicable. The Bidding Procedures Order shall contain, among other provisions, those contained in Section 10.1(b) and Section 10.1(c) and, in addition, shall contain additional provisions regarding qualification of bidders, bidding requirements and other matters. Sellers shall provide to Buyer copies of any and all pleadings filed in opposition to or in respect of the Bidding Procedures and Sale Motion immediately upon their receipt. Sellers shall use their best efforts to receive or oppose, as applicable, any such pleadings.

         (b)      Other Bids.

                  (i) Buyer acknowledges that Sellers may receive bids ("BIDS") from prospective purchasers (such prospective purchasers who are Qualified Bidders (as defined in the Bidding Procedures and Sale Motion), the "BIDDERS"), including, without limitation, the exercise by subordinated secured noteholders (so long as such noteholders are Qualified Bidders (as defined in the Bidding Procedures and Sale Motion)) of the right to credit bid pursuant to applicable provisions of the Bankruptcy Code, for the sale of all of the Acquired Assets or other assets owned by Sellers as provided in the Bidding Procedures Order. All Bids shall be subject to bid incentives and protections set forth in this Section 10.1(b) and overbid protections set forth in Section 10.1(c) of this Agreement. The Bidding Procedures Order shall require that all Bids (other than Bids submitted by Buyer) will be submitted with two copies of this Agreement marked to show changes requested by the Bidder.

                  (ii) If Sellers receive any Bids, Sellers shall have the right to select, and seek final approval of the Bankruptcy Court for, the highest or otherwise better Bid or Bids from the Bidders (the "SUPERIOR BID"), which will be determined by considering, among other things, the (A) identity of the

                           Bidder; (B) number, type and nature of any changes to this Agreement requested by the Bidder; (C) extent to which the identity of the Bidder or such modifications are likely to delay closing of the sale of the Acquired Assets and Assumed Liabilities to the Bidder and the cost to Sellers of such modifications or delay; (D) extent to which such Bid covers less than or more than all of the Acquired Assets and Assumed Liabilities; (E) form and amount of the total consideration to be received by Sellers and their bankruptcy estate; and (F) financial strength of the Bidder. Sellers shall provide copies of all Bids to Buyer.

         (c)      Overbid Protection.

                  (i) Sellers shall seek Bankruptcy Court approval of the following overbid protections: (A) Bids will not be considered by Sellers unless they are $1,000,000 more than the sum of the (x) Total Consideration, (y) Break-Up Fee and (z) Expense Reimbursement; (B) any Bids thereafter must be at least $2,000,000 higher than the then existing highest or better Bid; and (C) a provision that Buyer will be credited with, and have added to the aggregate amount of its bid when comparing it to other bids, the amount of the Break-Up Fee and the Expense Reimbursement that will be earned by Buyer under Section 8.2 if it is not the successful bidder for the Acquired Assets.

                  (ii) In determining the value of the consideration offered under a Qualified Bid, Sellers shall value the liabilities proposed to be assumed by the Bidder in a manner consistent with the valuation methodology used to value Buyer's and ISG's Qualified Bid as reflected in the Agreement.

         Section 10.2 Sale Hearing and Entry of Bankruptcy Sale Order. The Bidding Procedures and Sale Motion shall also seek entry by the Bankruptcy Court of the Bankruptcy Sale Order. Sellers shall use commercially reasonable efforts to obtain entry by the Bankruptcy Court of the Bankruptcy Sale Order within 60 days of the Execution Date.

                           ARTICLE 11. MISCELLANEOUS

         Section 11.1 Allowed Administrative Expenses. Any and all amounts owed to Buyer by Sellers hereunder or under any Ancillary Agreement after the Execution Date shall constitute allowed administrative expenses of the Sellers under sections 503(b)(1) and 507(A)(1), as applicable, of the Bankruptcy Code.

         Section 11.2 Alternative Transaction. Notwithstanding anything herein or in any Ancillary Agreement to the contrary, Sellers may furnish information concerning Sellers, the Acquired Assets and the Assumed Liabilities to any Person in connection with a potential Alternative Transaction and negotiate, enter into and consummate an Alternative Transaction.

         Section 11.3 Further Assurances. At the request and the sole expense of the requesting party, Buyer or Sellers, as applicable, shall execute and deliver, or cause to be executed and delivered, such documents as Buyer or Sellers, as applicable, or their respective counsel may reasonably request to effectuate the purposes of this Agreement and the Ancillary Agreements.

         Section 11.4 Successors and Assigns.

         (a) Buyer shall have the right to assign to any Person or Persons (each, an "ASSIGNEE") any of its rights or obligations (including the right to acquire any of the Acquired Assets) and may require any such Assignee to pay all or a portion of the Purchase Price and/or to assume all or a portion of those Assumed Liabilities that are both described in Section 1.3 and relate to the Acquired Assets acquired by the Assignee ("ASSIGNABLE LIABILITIES"). In the event of any assignment pursuant to this Section 11.4(a), Buyer shall not be relieved of any liability or obligation hereunder; provided, however, that Buyer shall, with Sellers' approval, which shall not be unreasonably withheld, be fully released from such Assignable Liabilities upon their assumption by an Assignee.

         (b) ISG and Buyer shall have the right to assign this Agreement or any of its rights or obligations hereunder collaterally to any lender of ISG or Buyer; provided, however, that no such assignment shall relieve ISG or Buyer of its obligations to Sellers hereunder.

         (c) Sellers shall not assign this Agreement or any of their rights or obligations hereunder. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

         Section 11.5 Governing Law; Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York (without giving effect to the principles of conflicts of laws thereof), except to the extent that the laws of such State are superseded by the Bankruptcy Code or other applicable federal law. For so long as Sellers are subject to the jurisdiction of the Bankruptcy Court, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with the Agreement, and consent to the exclusive jurisdiction of, the Bankruptcy Court. After Sellers are no longer subject to the jurisdiction of the Bankruptcy Court, the parties irrevocably elect, as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, any state or federal court having competent jurisdiction over the Borough of Manhattan, New York, New York.

         Section 11.6 Expenses. Except as otherwise provided in this Agreement, each of the parties shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including, without limitation, any legal and accounting fees, whether or not the transactions contemplated hereby are consummated. Buyer shall pay the cost of all surveys, title insurance policies and title reports ordered by Buyer.

         Section 11.7 Broker's and Finder's Fees. Each of the parties represents and warrants that it has not engaged any broker or finder in connection with any of the transactions contemplated by this Agreement other than Houlihan Lokey Howard & Zukin whose fees and expenses shall, as between the parties, be the sole responsibility of Sellers, and, insofar as such party knows, no other broker or other Person is entitled to any commission or finder's fee in connection with any of these transactions.

         Section 11.8 Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of (a) the Execution Date and (b) the date this Agreement was last amended.

        Section 11.9 Notices. (a) All notices, requests, demands, consents and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of service, if served personally on the party to whom notice is to be given; (ii) on the day of transmission, if sent via facsimile transmission to the facsimile number given below; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service addressed to the party to whom notice is to be given; or (iv) on the fifth day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

If to Sellers:

                Weirton Steel Corporation
                400 Three Springs Drive
                Weirton, WV 26062-4997
                Attention: Mark E. Kaplan, President
                Facsimile: (304) 797-2991

With a copy to:

                McGuire Woods LLP              and: Kirkpatrick & Lockhart
                23rd Floor, Dominion Tower          535 Smithfield Street
                625 Liberty Avenue                  Pittsburgh, PA 15222-2312
                Pittsburgh, PA 15222                Attention: Michael C. McLean
                Attention: Mark E. Freedlander      Facsimile: (412) 355-6501
                Facsimile: (412) 667-7967

If to ISG or Buyer:

                International Steel Group Inc.
                3250 Interstate Drive
                Richfield, Ohio 44286
                Attention: Gordon Spelich
                Facsimile: (330) 659-9132

With a copy to:

                Jones Day
                North Point
                901 Lakeside Avenue
                Cleveland, Ohio 44114-1190
                Attention: Charles W. Hardin, Jr. and David D. Watson
                Facsimile: (216) 579-0212

        (b) Any party may change its address or facsimile number for the purpose of this Section 11.9 by giving the other parties written notice of its new address in the manner set forth above.

         Section 11.10 Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by ISG, Buyer and Sellers, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be or construed as a furthering or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

         Section 11.11 Public Announcements. Promptly after the Execution Date, the parties shall make a joint press release in form and substance reasonably satisfactory to both of them regarding the transaction contemplated herein. Thereafter, no party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without first coordinating their communications strategy with the other party, unless a press release or public announcement is required by law, the rules of any stock exchange or order of the Bankruptcy Court. If any such announcement or other disclosure is required by law, the rules of any stock exchange or order of the Bankruptcy Court, the disclosing party agrees to give the nondisclosing party or parties prior notice of, and an opportunity to comment on, the proposed disclosure. The parties acknowledge that Sellers shall file this Agreement with the Bankruptcy Court in connection with obtaining the Bankruptcy Sale Order and with the SEC.

         Section 11.12 Entire Agreement. This Agreement and the Ancillary Agreements contain the entire understanding between the parties with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement as fully as though completely set forth herein.

         Section 11.13 No Third Party Beneficiaries. Nothing in this Agreement is intended to or shall confer any rights or remedies under or by reason of this Agreement on any Persons other than Sellers, ISG and Buyer and their respective successors and permitted assigns. Nothing in this Agreement is intended to or shall relieve or discharge the obligator or liability of any third Persons to Sellers, ISG or to Buyer. This Agreement is not intended and shall not give any third Persons any right of subrogation or action over or against Sellers or against ISG or Buyer.

         Section 11.14 Headings. The article and section headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         Section 11.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.

         Section 11.16 Joint Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         Section 11.17 Construction. Any reference to any law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

The word "including" shall mean including without limitation. Any reference to the singular in this Agreement shall also include the plural and vice versa.

                            ARTICLE 12. DEFINITIONS

         Section 12.1 Certain Terms Defined. As used in this Agreement, the following terms have the following meanings:

"ACCOUNTS PAYABLE" has the meaning set forth in Section 1.3(a).

"ACCOUNTS RECEIVABLE" has the meaning set forth in Section 1.1(d).

"ACCOUNTING REFEREE" has the meaning set forth in Section 2.4(f).

"ACQUIRED ASSETS" has the meaning set forth in Section 1.1.

"ACQUIRED CONTRACTS" has the meaning set forth in Section 1.1(c).

"ACQUIRED INTELLECTUAL PROPERTY" has the meaning set forth in Section 1.1(g).

"AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

"AGENT" has the meaning given that term in the DIP Agreement.

"AGREEMENT" has the meaning set forth in the Preamble.

"ALLOWED ADMINISTRATIVE EXPENSE CLAIM" means a claim under section 503(b) of the Bankruptcy Code entitled to priority under section 507(a)(1) of the Bankruptcy Code, which is not disputed by Sellers.

"ALTERNATIVE TRANSACTION" means any transaction (regardless of the form thereof) involving a sale of all or any substantial portion of the Acquired Assets by Sellers to a purchaser or purchasers other than Buyer, or the proposal by Sellers of a plan of reorganization that does not contemplate the sale of the Acquired Assets by Sellers to Buyer in accordance with the terms of this Agreement.

"AMENDMENT DATE" has the meaning set forth in the preamble to this Agreement.

"ANCILLARY AGREEMENTS" means the Performance Escrow Agreement, the Confidentiality Agreement, and the Transition Services Agreement.

"ANTITRUST LAWS" means the HSR Act and the other applicable competition, merger control, antitrust or similar laws or regulations.

"ASSIGNABLE LIABILITIES" has the meaning set forth in Section 11.4(a).

"ASSIGNEE" has the meaning set forth in Section 11.4(a).

"ASSUMED LIABILITIES" has the meaning set forth in Section 1.3.

"AVAILABILITY" has the meaning given that term in the DIP Agreement.

"AVOIDANCE ACTIONS" means all Claims of a Debtor assertable or arising under chapter 5 of the Bankruptcy Code, including, without limitation, all preference, fraudulent transfer, and other Claims to avoid a transfer.

"BANKRUPTCY CASES" has the meaning set forth in Recital A.

"BANKRUPTCY CODE" has the meaning set forth in Recital A.

"BANKRUPTCY COURT" has the meaning set forth in Recital A.

"BANKRUPTCY RULES" has the meaning set forth in Recital D.

"BANKRUPTCY SALE ORDER" has the meaning set forth in Recital D.

"BIDDERS" has the meaning set forth in Section 10.1(b)(i).

"BIDDING PROCEDURES AND SALE MOTION" has the meaning set forth in Section
10.1(a).

"BIDDING PROCEDURES ORDER" has the meaning set forth in Section 10.1(a).

"BIDS" has the meaning set forth in Section 10.1(b)(i).

"BREAK-UP FEE" has the meaning set forth in Section 8.2(d).

"BUSINESS DAY" means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York City, New York are authorized by law or other governmental action to close.

"BUYER" has the meaning set forth in the Preamble.

"CARVEOUTS" has the meaning given that term in the DIP Order.

"CASH" means all cash and cash equivalents.

"CLAIM" means all rights, claims, causes of action, defenses, debts, demands, damages, obligations, and liabilities of any kind or nature under contract, at law or in equity, known or unknown, contingent or matured, liquidated or unliquidated, and all rights and remedies with respect thereto, including, without limitation, causes of action arising under chapter 5 of the Bankruptcy Code or similar state statutes.

"CLOSING" has the meaning set forth in Section 3.1.

"CLOSING DATE" has the meaning set forth in Section 3.1.

"CLOSING WORKING CAPITAL" has the meaning set forth in Section 2.4(f).

"COBRA" has the meaning set forth in Section 1.4(d).

"COBRA RECORDS" has the meaning set forth in Section 5.4(h).

"CODE" means the Internal Revenue Code of 1986, as amended.

"COLLATERAL PROTECTION LOAN" has the meaning given that term in the DIP
Agreement.

"CONSENTS" has the meaning set forth in Section 4.1(g).

"CONTRACT" means any written contract, agreement, lease or sublease, license or sublicense, instrument, indenture, commitment or undertaking.

"CURE COSTS" has the meaning set forth in Section 1.3(b).

"DIP AGREEMENT" means that certain Debtor-in-Possession Loan and Security Agreement dated as of May 20, 2003 by and among WSC, Fleet Capital Corporation, as agent thereunder, and the financial institutions party thereto as lenders from time to time, as amended, modified or supplemented through the Amendment Date.

"DIP FACILITY" means the Debtor-in-Possession Loan and Security Agreement dated as of May 20, 2003, by and among Sellers and the lenders named therein and including Fleet Capital Corporation, as lender and agent, as amended.

"DIP OBLIGATIONS" means WSC's Obligations (as defined in the DIP Agreement) as of the Closing Date except any such obligations for indemnification of the Agent or any Lender, as set forth in the Payoff Certificate. Buyer may elect, in its sole discretion, to satisfy the portion of such obligations relating to Letters of Credit or LC Guaranties by cash collateralizing such obligations as required under the DIP Agreement (and any such cash collateral will be held in escrow and upon the expiration of the Letter of Credit or LC Guaranties giving rise thereto any cash collateral not required to satisfy such obligations will promptly be returned to Buyer) or by causing a letter of credit for any remaining obligations to be issued to the Agent), and in either such case the amount of the DIP Obligations used in determining the Purchase Price Increase will not double count any amounts arising from such Letters of Credit or LC Guaranties.

"DIP ORDER" means the Bankruptcy Court Order dated June 16, 2003 approving the DIP Agreement on a final basis, as amended, modified or supplemented through the Amendment Date.

"DIRECTORS, OFFICERS AND CORPORATE LIABILITY INSURANCE POLICY" or "D&O POLICY" means the D&O Policy issued by National Fire Insurance Co. of Pittsburgh, Pennsylvania, Policy No. 4455673.

"D&O DEDUCTIBLE" has the meaning set forth in Section 2.3.

"D&O TAIL POLICY" has the meaning set forth in Section 2.3.

"D&O TAIL PREMIUM" has the meaning set forth in Section 2.3.

"EMPLOYEE BENEFIT PLANS" means all employee benefit plans as defined in section 3(3) of ERISA, all compensation, pay, severance pay, salary continuation, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds or arrangements of any kind and all other employee benefit plans, programs, funds or arrangements (whether written or oral, qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, and whether or not subject to ERISA) and any trust, escrow or similar agreement related thereto, whether or not funded.

"EMPLOYMENT PRACTICES DEDUCTIBLE" has the meaning set forth in Section 2.3.

"EMPLOYMENT PRACTICES POLICY" means the Employment Practices Policy issued by Max Re Managers, Policy No. 31263-10-UMB-2003.

"EMPLOYMENT PRACTICES PREMIUM" has the meaning set forth in Section 2.3.

"EMPLOYMENT PRACTICES TAIL POLICY" has the meaning set forth in Section 2.3.

"EMPLOYMENT RECORDS" has the meaning set forth in Section 1.2(h).

"ENVIRONMENTAL LAWS" means all applicable federal, state and local statutes, ordinances, rules, orders, judgments, junctions, decrees, regulations and other provisions having the force of law, all judicial and administrative orders and determinations, and all common law concerning pollution or protection of human health and the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any Hazardous Materials.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA AFFILIATE" means, with respect to any Person, any trade or business (whether or not incorporated) (i) under common control within the meaning of section 4001(b)(1) of ERISA with such Person or (ii) which together with such Person is treated as a single employer under sections 414(b), (c), (m), (n) or
(o) of the Code.

"ESCROW AGENT" has the meaning set forth in Recital E.

"ESTIMATED CLOSING WORKING CAPITAL" has the meaning set forth in Section 2.4(b).

"EXCLUDED ASSETS" has the meaning set forth in Section 1.2.

"EXCLUDED LIABILITIES" has the meaning set forth in Section 1.4.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"EXECUTION DATE" has the meaning set forth in Recital B.

"EXPENSE REIMBURSEMENT" means reimbursement to Buyer of its actual documented out-of-pocket expenses (including professional fees) incurred in connection with the transactions contemplated by this Agreement, including expenses associated with obtaining the Financing, not to exceed $500,000.

"FINAL ORDER" means (i) an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or (ii) in the event that an appeal, writ of certiorari, reargument, or rehearing thereof has been sought, such order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that no order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such order.

"FINAL WORKING CAPITAL" shall mean the sum of (i) the lesser of (A) Closing Working Capital or (B) the sum of $10,000,000 plus the Target Closing Working Capital, (ii) the aggregate amount of the estimated realizable value for all of the Nonoperating Assets set forth on Schedule 1.8 that are included in the definition of Acquired Assets and (iii) the product of (A) $23 and (B) the number of tons of blast furnace coke purchased by ISG from the Ukrainian Coke Shipment provided, however, that such product shall not exceed $552,000.

"FINANCING" has the meaning set forth in Section 5.5.

"FWH" has the meaning set forth in the Preamble.

"FWH BANKRUPTCY CASE" has the meaning set forth in Recital A.

"FWH PETITION DATE" has the meaning set forth in Recital A.

"GAAP" means United States generally acceptable accounting principles as in effect as of the Execution Date.

"GOVERNMENT" means any agency, division, subdivision or governmental or regulatory authority or any adjudicatory body thereof, of the United States, or any state thereof.

"HAZARDOUS MATERIALS" means any hazardous or toxic substance or waste or any contaminant or pollutant regulated or otherwise creating liability under Environmental Laws, including, without limitation, "hazardous substances" as defined by the Comprehensive Environmental Response Compensation and Liability Act, as amended, "toxic substance" as defined by the Toxic Substance Control Act, as amended, "hazardous wastes" as defined by the Resource Conservation and Recovery Act, as amended, "hazardous materials" as defined by the Hazardous Materials Transportation Act, as amended, thermal discharges, radioactive substances, PCBs, natural gas, petroleum products or byproducts and crude oil.

"HSR ACT" has the meaning set forth in Section 5.3(f).

"INDEBTEDNESS" has the meaning given that term in the DIP Agreement.

"IMPROVEMENTS" means the buildings, improvements and structures of Sellers now existing on the Real Property or demised under any lease of, or other Contract for the use of, real property.

"INFORMATION TECHNOLOGY" has the meaning set forth in Section 4.1(l).

"INSURANCE PAYMENTS" has the meaning set forth in Section 1.3(i).

"INTELLECTUAL PROPERTY" means any and all patents, patent applications, trademarks, service marks, trade names, trade dress rights, internet domain names, trade secrets and copyrights;

foreign equivalent or counterpart rights having similar effect in any jurisdiction throughout the world; and registrations and applications for registration of any of the foregoing.

"INVENTORY" means all the finished goods, raw materials, work in process and inventoriable supplies owned by Sellers on the Closing Date.

"ISG" has the meaning set forth in the Preamble.

"ISG MATERIAL ADVERSE EFFECT" means a state of facts, events, change or effect with respect to ISG and its subsidiaries that results in a material adverse effect on the financial condition, business, operations, assets or liabilities of ISG and its subsidiaries, taken as a whole, but excludes any state of facts, event, change or effect caused by events, changes or developments relating to
(A) changes or conditions affecting the steel industry generally or (B) changes in economic, regulatory or political conditions generally.

"ISG REPORTS" has the meaning set forth in Section 4.2(g)(ii).

"ISU" means Independent Steelworkers Union.

"KNOWLEDGE OF BUYER" or any other similar term or knowledge qualification means the actual knowledge of Gordon Spelich and Leonard Anthony.

"KNOWLEDGE OF SELLERS" or any other similar term or knowledge qualification means the actual knowledge of D. Leonard Wise, the Chief Executive Officer of Sellers, Mark E. Kaplan, President and Chief Financial Officer, and Mark Vignovic, Director of Environmental Control.

"LC GUARANTIES" has the meaning given that term in the DIP Agreement.

"LEASED REAL PROPERTY" has the meaning set forth in Section 1.1(a).

"LENDERS" has the meaning given that term in the DIP Agreement.

"LENDERS' CONSENT" means the consent of Buyer's Lenders as required under that certain Credit and Guaranty Agreement dated as of May 7, 2003 among ISG and certain of its subsidiaries and the financial institutions party thereto as lenders and agents.

"LETTERS OF CREDIT" has the meaning given that term in the DIP Agreement.

"LIEN" means any mortgage, pledge, security interest, encumbrance, lien (statutory or other), conditional sale agreement, claim or liability.

"MABCO LEASE" means the Lease Agreement, dated as of October 26, 2001, by and between MABCO Steam Company, LLC, as lessor, and FWH, as lessee.

"MOTION DATE" means the date on which the Bidding Procedures and Sale Motion is filed with the Bankruptcy Court.

"NET WORKING CAPITAL" shall mean the excess of the sum of (i) Accounts Receivable and Inventory of Sellers over (ii) the aggregate amount of the Specified Liabilities.

"NON-COVERED ASSETS" has the meaning set forth in Section 10.1(c)(ii).

"NONOPERATING ASSETS" has the meaning set forth in Section 1.8.

"OFFERING" shall mean any offering of securities of ISG, any Affiliate of ISG or any other Person, whether offered or sold in a registered public offering or in a private placement.

"OFFERING MEMORANDUM" has the meaning set forth in Section 5.5.

"ORDERS" means the Bankruptcy Sale Order and the Bidding Procedures Order.

"ORIGINAL AGREEMENT" has the meaning set forth in Recital B.

"OVERADVANCE" has the meaning given that term in the DIP Agreement.

"OWNED MACHINERY AND EQUIPMENT" has the meaning set forth in Section 1.1(b).

"OWNED MOTOR VEHICLES" has the meaning set forth in Section 1.1(h).

"OWNED REAL PROPERTY" has the meaning set forth in Section 1.1(a).

"PAYOFF CERTIFICATE" has the meaning set forth in Section 5.1(f).

"PAYROLL LIABILITIES" has the meaning set forth in Section 1.3(e).

"PCB" has the meaning set forth in the definition of Hazardous Materials.

"PERFORMANCE DEPOSIT" has the meaning set forth in Recital E.

"PERFORMANCE ESCROW AGREEMENT" has the meaning set forth in Recital E.

"PERMITS" has the meaning set forth in Section 1.1(j).

"PERMITTED LIENS" mean: (a) Liens for Taxes, assessments and Government or other similar charges that are not yet due and payable, (b) easements, licenses, unrecorded real estate agreements, restrictions and other matters of record which either (i) the title company has agreed to affirmatively insure against loss caused thereby in the applicable title policy, by way of ALTA coverage or other affirmative cover, reasonably acceptable to Buyer, or (ii) do not materially and adversely effect the operation of the Real Property in question as currently operated, (c) any state of facts a survey or other visual inspection would show that do not materially and adversely effect the operation of the Real Property in question as currently and previously used in the operation of Sellers' businesses, and (d) Liens arising from the Assumed Liabilities.

"PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Government.

"PETITION DATES" has the meaning set forth in Recital A.

"PRIMING LIENS" means "Permitted Liens" as defined in the DIP Agreement.

"PROSPECTUS" has the meaning set forth in Section 4.2(g)(i).

"PURCHASE PRICE" has the meaning set forth in Section 2.1.

"PURCHASE PRICE ESCROW" has the meaning set forth in Section 2.1.

"PURCHASE PRICE INCREASE" has the meaning set forth in Section 2.1.

"REAL PROPERTY" has the meaning set forth in Section 1.1(a).

"RELATED PERSON" means, with respect to any Person, all past, present and future directors, officers, members, managers, stockholders, employees, controlling persons, agents, professionals, attorneys, accountants, lenders, investment bankers or representatives of any such Person.

"SALE COSTS" means any costs of the sale (including Sellers' professional fees) of the Acquired Assets or other claims that are required under the Sale Order to be paid prior to the satisfaction of the DIP Obligations.

"SEC" means the U.S. Securities and Exchange Commission.

"SECURITIES ACT" has the meaning set forth in Section 4.2(g)(ii).

"SECURITIES LAWS" has the meaning set forth in Section 5.5.

"SELLERS" has the meaning set forth in the Preamble.

"SELLERS BENEFIT PLANS" has the meaning set forth in Section 1.2(j).

"SELLERS CONTROLLED GROUP" has the meaning set forth in Section 1.2(j).

"SELLERS MATERIAL ADVERSE EFFECT" means a state of facts, event, change or effect with respect to the Acquired Assets, the Assumed Liabilities or the enforceability of any Contract(s), that results in a material adverse effect on the value of the Acquired Assets, taken as a whole, or a material increase in the amount of the Assumed Liabilities, taken as a whole, but excludes any state of facts, event, change or effect caused by events, changes or developments relating to (A) changes or conditions affecting the steel industry generally;
(B) changes in economic, regulatory or political conditions generally; (C) changes resulting from or from any motion, application, pleading or order filed related to, the Bankruptcy Cases; or (D) any action of Sellers pursuant to any order of the Bankruptcy Court entered prior to the date hereof, including, without limitation, the transactions contemplated by this Agreement or any of the Ancillary Agreements or the announcement thereof. Sellers Material Adverse Effect does not include any decrease in the amount of the Net Working Capital that results in a decrease to the Purchase Price under Article 2.

"SENIOR DEBT" means the DIP Obligations, the Carveouts, the Priming Liens and any Sale Costs; provided that if any obligation constituting Senior Debt is also an Assumed Liability, the amount of that obligation will not be included in calculating Senior Debt.

"SPECIFIED LIABILITIES" shall mean the sum of (i) Accounts Payable (taking into account any Accounts Payable that are excluded pursuant to Section 2.2), (ii) the liabilities described in Section 1.3(d), Section 1.3(e) (taking into account any Payroll Liabilities that are excluded pursuant to Section 2.2), Section 1.3(g) and (iii) the reserve reflecting the Sellers' estimate of any liability described in Section 1.3(f) provided, however, that if ISG or Buyer negotiates any reduction in the amount of the Specified Liabilities and in the case of Accounts Payable, such reduction is not due to the exclusion of such Accounts Payable pursuant to Section 2.2, then such reduction in Specified Liabilities will not be taken into account in calculating Net Working Capital.

"STEEL WORKS" has the meaning set forth in Section 1.3(h).

"STEEL WORKS LOAN" has the meaning set forth in Section 1.3(h).

"SUPERIOR BID" has the meaning set forth in Section 10.1(b)(ii).

"SUPPLIES" means all supplies, items and materials (including spare parts) owned by Sellers on the Closing Date.

"TARGET WORKING CAPITAL" shall mean the sum of (i) $141,700,000, (ii) the aggregate amount of Accounts Payable, if any, excluded pursuant to Section 2.2, and (iii) the aggregate amount of the Payroll Liabilities described in items 6 and 17 of Schedule 1.3(e) that were not assumed by Buyer.

"TAX RETURN" means any report, return, information return, filing or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

"TAXES" means all taxes, however denominated, including any interest, penalties or additions to tax that may become payable in respect thereof, imposed by any Government, whether payable by reason of contract, assumption, transferee liability, operation of law or Treasury Regulation section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under state, local or foreign law), which taxes shall include all income taxes, payroll and employee withholding, unemployment insurance, social security (or similar), sales and use, excise, franchise, gross receipts, occupation, real and personal property, stamp, transfer, workmen's compensation, customs duties, registration, documentary, value added, alternative or add-on minimum, estimated, environmental (including taxes under section 59A of the Code) and other assessments or obligations of the same or a similar nature, whether arising before, on or after the Closing Date.

"TECHNOLOGY" means any and all inventions, discoveries, ideas, processes, formulae, designs, models, industrial designs, know-how, confidential information and proprietary information, whether or not patented or patentable, writings and other copyrightable works and works in progress, databases and software.

"TERMINATION DATE" has the meaning set forth in Section 8.1(b).

"TITLE COMPANY" means any one or more of Chicago Title Insurance Company or such other title insurance company reasonably acceptable to Buyer.

"TOTAL CONSIDERATION" has the meaning set forth in Section 2.1.

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

"TRADING PERIOD" means the ten-day trading period commencing 15 trading days prior to the Closing Date and ending on the close of business of the sixth trading day prior to the Closing Date.

"TRANSACTION TAXES" has the meaning set forth in Section 6.1.

"TRANSITION SERVICES AGREEMENT" means the Transition Services Agreement to be entered into by Sellers and Buyer, in a form to be agreed to by Sellers and Buyer on or prior to the Closing Date.

"UCC" has the meaning set forth in Section 1.5.

"UKRAINIAN COKE SHIPMENT" means the shipment of approximately 24,000 tons of blast furnace coke to ISG from the Ukraine.

"UNRESOLVED CLAIMS" has the meaning set forth in Section 3.3(b)(ii).

"WARN ACT" has the meaning set forth in Section 1.4(e).

"WSC" has the meaning set forth in the Preamble.

"WSC BANKRUPTCY CASE" has the meaning set forth in Recital A.

"WSC PETITION DATE" has the meaning set forth in Recital A.

"WSC REPORTS" has the meaning set forth in Section 4.1(d)(i).

"WSC SHUTDOWN" has the meaning set forth in Section 5.1(a)(xi).

"WVHC" has the meaning set forth in the Preamble.

"WVHC BANKRUPTCY CASE" has the meaning set forth in Recital A.

"WVHC PETITION DATE" has the meaning set forth in Recital A.

"WVWCF" has the meaning set forth in Section 7.1(g).

                         [SIGNATURES ON FOLLOWING PAGE.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                           BUYER:

                                           ISG WEIRTON INC.

                                           By:
                                               ---------------------------------
                                               Name: Rodney B. Mott
                                               Title: President and Chief
                                                      Executive Officer

                                           SELLERS:

                                           WEIRTON STEEL CORPORATION

                                           By:
                                               ---------------------------------
                                               Name: D. Leonard Wise
                                               Title: Chief Executive Officer

                                           FW HOLDINGS INC.

                                           By:
                                               ---------------------------------
                                               Name:
                                                      --------------------------
                                               Title:
                                                      --------------------------

                                           WEIRTON VENTURE HOLDINGS CORPORATION

                                           By:
                                               ---------------------------------
                                               Name:
                                                      --------------------------
                                               Title:
                                                      --------------------------


                                           ISG:

                                           INTERNATIONAL STEEL GROUP INC.

                                           By:
                                               ---------------------------------
                                               Name: Rodney B. Mott
                                               Title: President and Chief
                                                      Executive Officer